EXECUTION VERSION

CREDIT AGREEMENT
dated as of August 13, 2014,
among
TEREX CORPORATION,
CERTAIN OF ITS SUBSIDIARIES,
THE LENDERS AND ISSUING BANKS NAMED HEREIN
and
CREDIT SUISSE AG,
as Administrative Agent and Collateral Agent
________________
CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

RBS SECURITIES INC.

and

COMMERZBANK AKTIENGESELLSCHAFT,

as Joint Lead Arrangers

and Joint Bookrunners

i

SCHEDULES

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Existing Letters of Credit
Schedule 1.01(d)	Material First Tier Foreign Subsidiaries
Schedule 1.01(e)	Unrestricted Subsidiaries
Schedule 1.01(f)	Excluded Subsidiaries
Schedule 2.01	Lenders; Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20	Material Owned Real Property
Schedule 3.21	Labor Matters
Schedule 4.01(d)	Security Documents
Schedule 5.11	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Acceptance
Exhibit B-2	Form of Borrower Purchase Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Mortgage
Exhibit F	Form of North Atlantic Guarantee Agreement
Exhibit G-1	Form of Opinion of General Counsel of Terex
Exhibit G-2	Form of Opinion of Bryan Cave LLP
Exhibit H	Form of Solvency Certificate
Exhibit I-1	Form of U.S. Term Loan Promissory Note
Exhibit I-2	Form of Euro Term Loan Promissory Note
Exhibit I-3	Form of Domestic Revolving Loan Promissory Note
Exhibit I-4	Form of Multicurrency Revolving Loan Promissory Note
Exhibit J-1	Form of Borrowing Subsidiary Agreement
Exhibit J-2	Form of Borrowing Subsidiary Termination
Exhibit K-1	Form of U.S. Tax Compliance Certificate
Exhibit K-2	Form of U.S. Tax Compliance Certificate
Exhibit K-3	Form of U.S. Tax Compliance Certificate
Exhibit K-4	Form of U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT dated as of August 13, 2014 (this “Agreement”), among TEREX CORPORATION, a Delaware corporation (“Terex”), NEW TEREX HOLDINGS UK LIMITED, with company number 02962659, a limited company organized under the laws of England (the “U.K. Borrower”), TEREX INTERNATIONAL FINANCIAL SERVICES COMPANY, with company number 327184, a company organized under the laws of Ireland (the “European Borrower”), and TEREX AUSTRALIA PTY LTD (ACN 010 671 048), a company organized under the laws of Australia and registered in Queensland, Australia (the “Australian Borrower”), the Lenders (as defined in Article I), the Issuing Banks (as defined in Article I) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” shall have the meaning assigned to such term in Section 2.30(a).
“Acquired Indebtedness” shall mean Indebtedness of a person or any of its subsidiaries (the “Acquired Person”) (a) existing at the time such person becomes a Restricted Subsidiary of Terex or at the time it merges or consolidates with Terex or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such person; provided in each case that (i) such Indebtedness was not created in contemplation of such acquisition, merger or consolidation and (ii) such acquisition, merger or consolidation is otherwise permitted under this Agreement.
“Acquired Person” shall have the meaning assigned to such term in the definition of the term “Acquired Indebtedness”.
“Additional L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Additional Letters of Credit denominated in dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Additional Letters of Credit denominated in any currency other than dollars at such time, (c) the aggregate principal amount of all disbursements in respect of Additional Letters of Credit denominated in dollars that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all disbursements in respect of Additional Letters of Credit denominated in any currency other than dollars that have not yet been reimbursed at such time.
“Additional L/C Facility” shall mean any letter of credit facility entered into by Terex, one or more of the Subsidiary Borrowers and one or more Additional L/C Issuing Banks from time to time that shall have as its sole purpose the issuance of letters of credit to be used by Terex and one or more of the Subsidiary Borrowers in the ordinary course of business and that shall require prompt reimbursement upon any funding of any such letter of credit.
“Additional L/C Issuing Bank” shall mean any Lender that shall issue Additional Letters of Credit pursuant to an Additional L/C Facility.
“Additional Letter of Credit” shall mean each letter of credit issued pursuant to an Additional L/C Facility.
“Additional Subordinated Notes” shall mean subordinated notes issued from time to time by Terex, or assumed in connection with a Permitted Acquisition, after the Closing Date; provided that (a) such subordinated notes do not require any scheduled payment of principal prior to a date that is 12 months after the Latest Maturity Date (in effect on the date of issuance of such Additional Subordinated Notes) and (b) the subordination provisions and other non-pricing terms and conditions of such subordinated notes are no less favorable to the Lenders than the analogous provisions of the Existing Senior Subordinated Notes.
“Adjusted LIBO Rate” shall mean, (a) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to the EURIBO Rate in effect for such Interest Period, and (b) with respect to any other Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period multiplied by Statutory Reserves.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as shall be supplied by the Administrative Agent.
“Affected Class” shall have the meaning assigned to such term in Section 2.30(a).
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Contract Loan Exposure” shall mean the Domestic Contract Loan Exposure and the Multicurrency Contract Loan Exposure.
“Aggregate Domestic Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Domestic Revolving Credit Exposures.
“Aggregate Multicurrency Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Multicurrency Revolving Credit Exposures.
“Aggregate Revolving Credit Exposure” shall mean the Aggregate Domestic Revolving Credit Exposure and the Aggregate Multicurrency Revolving Credit Exposure.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Agreement Currency” shall have the meaning assigned to such term in Section 9.16.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate (or in the case of a Dollar Loan to a Subsidiary Borrower, the applicable U.S. Base Rate) in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate in effect on such day for a one-month Interest Period commencing on the second Business Day after such day plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. The term “Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The term “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate, the U.S. Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the U.S. Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Alternative Currency” shall mean (a) with respect to Euro Term Loans, Euro, (b) with respect to Multicurrency Revolving Loans and Multicurrency Letters of Credit, Pounds and Euro, (c) with respect to Australian Fronted Loans, Australian Dollars, and (d) with respect to Multicurrency Letters of Credit, Australian Dollars, Euro and any other foreign currency which is approved by the Australian Fronting Lender and the applicable Issuing Bank, in each case in its sole discretion.

“Alternative Currency Borrowing” shall mean a Borrowing comprised of Alternative Currency Loans.
“Alternative Currency Equivalent” shall mean, on any date of determination, with respect to any amount denominated in dollars in relation to any specified Alternative Currency, the equivalent in such specified Alternative Currency of such amount in dollars, determined by the Administrative Agent pursuant to Section 1.03 using the applicable Exchange Rate then in effect.
“Alternative Currency Loan” shall mean any Loan denominated in an Alternative Currency.
“Applicable Percentage” shall mean, for any day (a) with respect to any U.S. Term Loan, (i) 2.75% per annum, in the case of a Eurocurrency Term Loan, or (ii) 1.75% per annum, in the case of an ABR Term Loan, (b) with respect to any Euro Term Loan, 3.25% per annum, and (c) with respect to any Australian Fronted Fixed Rate Loan, Australian Fronted Base Rate Loan, Eurocurrency Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurocurrency Spread—Revolving Loans” or “ABR Spread—Revolving Loans”, respectively, based upon the Consolidated Leverage Ratio as of the relevant date of determination:

Consolidated Leverage Ratio	Eurocurrency Spread — Revolving Loans	ABR Spread — Revolving Loans
Category 1 Greater than or equal to 3.25 to 1.00	2.25%	1.25%
Category 2 Greater than or equal to 2.00 to 1.00 but less than 3.25 to 1.00	2.00%	1.00%
Category 3 Less than 2.00 to 1.00	1.75%	0.75%

Each change in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Revolving Loans, Swingline Loans and Letters of Credit on the date of delivery to the Administrative Agent of the financial statements and certificate required by Section 5.04(a) or (b) and Section 5.04(c), respectively, based upon the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter included in such financial statements so delivered, and shall remain in effect until the date immediately preceding the next date of delivery of such financial statements and certificate indicating another such change. Notwithstanding the foregoing, (i) until Terex shall have delivered the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, as of and for the first fiscal quarter of Terex ending after the Closing Date, the Consolidated Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Applicable Percentage, and (ii) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.
“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger or otherwise and including by way of a Sale and Leaseback) by any Borrower or any Restricted Subsidiary to any person other than any Borrower or any Guarantor of (a) any Equity Interests of any Subsidiary (other than directors’ qualifying shares) or (b) any other assets of any Borrower or any Restricted Subsidiary (other than (i) inventory, excess, damaged, obsolete or worn out assets, scrap, Permitted Investments, accounts receivable and/or letters of credit supporting accounts receivable issued to Terex or any Restricted Subsidiary, in each case disposed of in the ordinary course of business and, in the case of accounts receivable, consistent with past practice, and (ii) sales, transfers or other distributions between or among Restricted Subsidiaries which are not Subsidiary Guarantors (including Foreign Subsidiaries)); provided that any sale, transfer or other disposition described in clause (a) or (b) above, in each case having a value not in excess of $15,000,000, shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and provided, further, that, without limiting the generality of the foregoing and any rights that exist as a result thereof with respect to the sale of accounts receivable, the sale of Program Receivables pursuant to the Receivables Program shall be deemed not to be an “Asset Sale” for the purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the sale to a third party of any loans or leases made to customers by Terex and/or the Restricted Subsidiaries as described in Section 6.04(r) shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B-1 or such other form as shall be approved by the Administrative Agent.
“Australian Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Australian Dollars” shall mean the lawful currency of Australia.
“Australian Fronted Base Rate” shall mean, for any day, with respect to any Australian Fronted Loan, a rate per annum equal to the average rate at which overnight deposits in Australian Dollars approximately equal in principal amount to such Australian Fronted Loan are obtainable by the Australian Fronting Lender on such day at its lending office for such Australian Fronted Loan in the interbank market (or any other market for overnight funds in Australian Dollars utilized by the Australian Fronting Lender), adjusted to reflect any direct or indirect costs of obtaining such deposits (including reserve and assessment costs, to the extent applicable). The Australian Fronted Base Rate applicable to any Australian Fronted Loan shall be determined for each day by the Australian Fronting Lender in respect of such Loan and such determination shall be conclusive absent manifest error. The Australian Fronting Lender shall notify Terex and the Australian Borrower and the Administrative Agent promptly upon establishing the Australian Fronted Base Rate for any Australian Fronted Loan, or upon any change thereto.
“Australian Fronted Base Rate Loans” shall mean any Australian Fronted Loan bearing interest at a rate determined by reference to the Australian Fronted Base Rate in accordance with the provisions of Article II. For the avoidance of doubt, the Australian Fronting Lender shall not be required to make an Australian Fronted Base Rate Loan denominated in dollars.
“Australian Fronted Exposure” shall mean, at any time, the Dollar Equivalent of the aggregate principal amount of all outstanding Australian Fronted Loans at such time. The Australian Fronted Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Australian Fronted Exposure at such time.
“Australian Fronted Fixed Rate Loan” shall mean any Australian Fronted Loan bearing interest at a rate determined by reference to (i) the Bank Bill Rate, in the case of Loans to the Australian Borrower denominated in Australian Dollars, and (ii) the Adjusted LIBO Rate, in the case of Loans to the Australian Borrower denominated in dollars in accordance with the provisions of Article II.
“Australian Fronted Loan” shall mean any loan made by the Australian Fronting Lender pursuant to its Australian Fronting Commitment.
“Australian Fronting Commitment” shall mean the commitment of the Australian Fronting Lender to make Loans pursuant to Section 2.24 or in the Assignment and Acceptance pursuant to which the Australian Fronting Lender assumed its Australian Fronting Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.24(f) and pursuant to assignments by the Australian Fronting Lender pursuant to Section 9.04. The initial Australian Fronting Commitment of the Australian Fronting Lender shall be $50,000,000.
“Australian Fronting Fees” shall have the meaning assigned to such term in Section 2.05(e).
“Australian Fronting Lender” shall mean Credit Suisse AG, Sydney Branch and its successors and assigns in such capacity or such other Lender (or its Affiliate) designated as such by Terex with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, and its successors and assigns in such capacity, in each case that shall become a party to this Agreement as the Australian Fronting Lender pursuant to a joinder agreement in form and substance satisfactory to Terex, the Administrative Agent and such Lender.
“Australian Participation Fees” shall have the meaning assigned to such term in Section 2.05(d).
“Bank Bill Rate” shall mean, in relation to an Interest Period for any Australian Fronted Fixed Rate Loan denominated in Australian Dollars, the rate determined by the Australian Fronting Lender to be the average bid rate displayed at or about 10:30 a.m. (Sydney time) on the first day of such Interest Period on the Reuters screen BBSY page for a term equivalent to such Interest Period. If (a) for any reason there is no rate displayed for a period equivalent to such Interest Period or (b) the basis on which such rate is displayed is changed and in the reasonable opinion of the Australian Fronting Lender such rate ceases to reflect the Australian Fronting Lender’s cost of funding to the same extent as at the Closing Date, then the Bank Bill Rate shall be the rate determined by the Australian Fronting Lender to be the average of the buying rates quoted to the Australian

Fronting Lender by three reference banks selected by it at or about that time on that date for bills of exchange that are accepted by an Australian bank and that have a term equivalent to the Interest Period. If there are no such buying rates the rate shall be the rate reasonably determined by the Australian Fronting Lender to be its cost of funds. Rates will be expressed as a yield percent per annum to maturity and rounded up, if necessary, to the nearest two decimal places.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the U.K. Borrower which:
(i)    where it relates to a U.K. Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated below that U.K. Treaty Lender’s name on its signature page to this Agreement and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(ii)    where it relates to a U.K. Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance and is filed with HM Revenue & Customs within 30 days of that date.
“Borrower Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and Terex or the European Borrower, as the case may be, and accepted by the Administrative Agent, in the form of Exhibit B-2 or such other form as shall be approved by the Administrative Agent.
“Borrowers” shall mean, collectively, Terex and the Subsidiary Borrowers.
“Borrowing” shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $2,500,000, €2,000,000, £2,000,000 or, in the case of any other Alternative Currency, such amount as may be reasonably specified by the Administrative Agent.
“Borrowing Multiple” shall mean $100,000, €100,000, £100,000 or, in the case of any other Alternative Currency, such amount as may be reasonably specified by the Administrative Agent.
“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.
“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit J-1, or such other form as shall be acceptable to Terex and the Administrative Agent.

“Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit J-2, or such other form as shall be acceptable to Terex and the Administrative Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude (a) any day on which banks are not open for dealings in dollar deposits in the London interbank market (if such Eurocurrency Loan is denominated in dollars) and (b) any day that is not a Target Day (if such Eurocurrency Loan is denominated in Euro), and, when used in connection with any Calculation Date or determining any date on which any amount is to be paid or made available in an Alternative Currency other than Euro, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Alternative Currency.
“Calculation Date” shall mean (a) the date of delivery of each Borrowing Request, (b) the date of issuance, extension or renewal of any Letter of Credit, (c) the date of conversion or continuation of any Borrowing pursuant to Section 2.10 or (d) such additional dates as the Administrative Agent or the Required Lenders shall specify.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Casualty” shall have the meaning assigned to such term in the Mortgages.
“Casualty Proceeds” shall have the meaning assigned to such term in the Mortgages.
A “Change in Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d‑5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Terex; (b) a majority of the seats (other than vacant seats) on the board of directors of Terex shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Terex, nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to Terex or any of its Restricted Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of $50,000,000 to which Terex or any of its Restricted Subsidiaries is a party; or (d) any person or group shall otherwise directly or indirectly Control Terex.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Multicurrency Revolving Loans, Domestic Revolving Loans, U.S. Term Loans, Euro Term Loans, Australian Fronted Loans, Multicurrency Swingline Loans, Domestic Swingline Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Multicurrency Revolving Credit Commitment, Domestic Revolving Credit Commitment, Australian Fronting Commitment, Multicurrency Swingline Commitment, Domestic Swingline Commitment or Incremental Term Loan Commitment.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied, which date is August 13, 2014.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Commitment” shall mean, with respect to any Lender, such Lender’s Multicurrency Revolving Credit Commitment, Domestic Revolving Credit Commitment, U.S. Term Loan Commitment, Euro Term Loan Commitment, Australian Fronting Commitment, Multicurrency Swingline Commitment, Domestic Swingline Commitment and Incremental Term Loan Commitment (if any).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Condemnation” shall have the meaning assigned to such term in the Mortgages.
“Condemnation Proceeds” shall have the meaning assigned to such term in the Mortgages.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Terex used in connection with the syndication of the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by Terex or any of its Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of Terex and the Restricted Subsidiaries for such period (including the amount of assets leased by incurring any Capital Lease Obligation or Synthetic Lease Obligation); provided that expenditures for Permitted Acquisitions shall not constitute Consolidated Capital Expenditures.
“Consolidated Current Assets” shall mean, as of any date of determination, the total assets that would properly be classified as current assets (other than cash and cash equivalents) of Terex and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Current Liabilities” shall mean, as of any date of determination, the total liabilities (other than, without duplication, (a) the current portion of long-term Indebtedness and (b) outstanding Revolving Loans, Australian Fronted Loans and Swingline Loans) that would properly be classified as current liabilities of Terex and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees paid during such period, (c) the aggregate amount of income and franchise tax expense for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) all non-recurring non‑cash charges during such period and (f) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, (i) all non-recurring non‑cash gains during such period and (ii) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830, all as determined on a consolidated basis with respect to Terex and its Restricted Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” of Terex and its Restricted Subsidiaries shall mean, for any period, interest expense of Terex and its Restricted Subsidiaries for such period, net of interest income, included in the determination of Consolidated Net Income. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Terex and its Restricted Subsidiaries under Interest Rate Protection Agreements.
“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters ended on or prior to such date; provided that to the extent any Permitted Acquisition or Significant Asset Sale has occurred during the most recent period of four consecutive fiscal quarters, Consolidated EBITDA shall be determined for such period of four consecutive fiscal quarters on a pro forma basis for such occurrences in accordance with Section 1.05.
“Consolidated Net Income” shall mean, for any period, the sum of net income (or loss) for such period of Terex and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) any income (or loss) of any person if such person is not a Restricted Subsidiary, except that Terex’s equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to Terex or a Restricted Subsidiary as a dividend or other distribution; (b) the income (or loss) of any person accrued prior to the date it became a Restricted Subsidiary of Terex or is merged into or consolidated with Terex or such person’s assets are acquired by Terex or any of its Restricted Subsidiaries; (c) non-recurring gains (or losses) during such period; (d) extraordinary gains (or losses), as defined under GAAP during such period; and (e) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to the Restricted Subsidiary.
“Contract Loan Commitment” shall mean a Domestic Contract Loan Commitment or a Multicurrency Contract Loan Commitment.
“Contract Loan Facility” shall mean any bilateral credit facility entered into by a Borrower and a Revolving Credit Lender that complies with the requirements of Section 2.29 pursuant to which such Revolving Credit Lender agrees to make Contract Loans available to such Borrower.
“Contract Loan Revolving Lender” shall have the meaning assigned to such term in Section 9.19.
“Contract Loans” shall mean the loans made by a Revolving Credit Lender pursuant to one or more Contract Loan Facilities. A Contract Loan shall be a “Domestic Contract Loan” if deemed to utilize the Domestic Revolving Credit Commitments and shall be a “Multicurrency Contract Loan” if deemed to utilize the Multicurrency Revolving Credit Commitments.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Section 4.02.
“CTA” shall mean the United Kingdom’s Corporation Tax Act 2009.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans or Australian Fronted Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) notified any Borrower, the Administrative Agent, the Issuing Bank, the Multicurrency Swingline Lender, the Domestic Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent to funding (specifically identified, including, if applicable, by reference to a specific Default) has not been satisfied, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Australian Fronted Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachments on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dollar Borrowing” shall mean a Borrowing comprised of Dollar Loans.
“Dollar Equivalent” shall mean, on any date of determination, with respect to any amount denominated in any currency other than dollars, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03 using the applicable Exchange Rate with respect to such currency at the time in effect.
“Dollar Loan” shall mean a Loan denominated in dollars. Dollar Loans may be Dollar Revolving Loans or Dollar Term Loans.
“dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Contract Loan Commitment” shall mean the commitment of a Revolving Credit Lender to make Domestic Contract Loans pursuant to Section 2.29.
“Domestic Contract Loan Exposure” shall mean, at any time, the aggregate principal amount of all outstanding Domestic Contract Loans at such time.
“Domestic L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Domestic Letters of Credit at such time and (b) the aggregate principal amount of all Domestic L/C Disbursements that have not yet been reimbursed at such time. The Domestic L/C Exposure of any Domestic Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the total Domestic L/C Exposure at such time.
“Domestic Revolving Credit Borrowing” shall mean a Borrowing comprised of Domestic Revolving Loans.
“Domestic Revolving Credit Commitment” shall mean, with respect to each Domestic Revolving Credit Lender, the commitment of such Domestic Revolving Credit Lender to make Domestic Revolving Loans and to acquire participations in Domestic L/C Disbursements and Domestic Swingline Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Domestic Revolving Credit Lender assumed its Domestic Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Domestic Revolving Credit Lender pursuant to Section 9.04. The aggregate principal amount of the Domestic Revolving Credit Commitments on the Closing Date is $300,000,000.
“Domestic Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all outstanding Domestic Revolving Loans of such Lender at such time and (b) the aggregate amount of such Lender’s Domestic L/C Exposure and Domestic Swingline Exposure at such time.
“Domestic Revolving Credit Lender” shall mean a Lender with a Domestic Revolving Credit Commitment or an outstanding Domestic Revolving Loan.
“Domestic Revolving Loans” shall mean the revolving loans made by the Domestic Revolving Credit Lenders to Terex pursuant to clause (i) of Section 2.01(b). Each Domestic Revolving Loan shall be denominated in dollars and shall be a Eurocurrency Revolving Loan or an ABR Revolving Loan.

“Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Domestic Swingline Commitment” shall mean the commitment of the Domestic Swingline Lender to make loans pursuant to Section 2.22.
“Domestic Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Domestic Swingline Loans. The Domestic Swingline Exposure of any Domestic Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Domestic Swingline Exposure at such time.
“Domestic Swingline Lender” shall mean Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as lender of Domestic Swingline Loans hereunder.
“Domestic Swingline Loan” shall mean any loan made by the Domestic Swingline Lender pursuant to its Domestic Swingline Commitment.
“ECF Period” shall mean the period from July 1 to June 30 of each year, commencing with the period commencing on July 1, 2015.
“environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” shall mean any written notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
“Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equipment Loans” shall have the meaning assigned to such term in Section 6.04(r).
“Equipment Receivables” shall mean all rental fleet equipment, loans secured by equipment, leases or rental agreements (whether now existing or arising in the future) of Terex or any of the Restricted Subsidiaries, and any assets related thereto including all instruments, chattel paper or general intangibles relating thereto, all payments and other rights under insurance policies or warranties related thereto, all disposition proceeds received upon sale thereof, all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto, all credit enhancements related thereto, all leases, loans or rental agreements related thereto, all collateral securing such assets, all contracts and all guarantees or other obligations in respect of such assets, proceeds of such assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or similar transactions involving such assets.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Terex, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, under any Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Terex or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by Terex or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by Terex or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Terex or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Terex or any such Subsidiary could otherwise be liable; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of any Borrower; and (j) any Foreign Benefit Event.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate (“BFEA EURIBOR”), as published by Reuters (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Target Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “EURIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro for delivery on the first day of such Interest Period in same day funds and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the European interbank market at their request at approximately 11:00 a.m., London time, two Target Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, except to the extent otherwise provided in the applicable Incremental Assumption Agreement, the “EURIBO Rate” in respect of any Interest Period applicable to any Term Borrowings will be deemed to be 0.75% per annum if the EURIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 0.75% per annum.
“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union as adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.
“Euro Term Borrowing” shall mean a Borrowing comprised of Euro Term Loans.
“Euro Term Lender” shall mean a Lender with a Euro Term Loan Commitment or an outstanding Euro Term Loan.
“Euro Term Loan Commitment” shall mean, with respect to each Euro Term Lender, the commitment of such Euro Term Lender to make Euro Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Euro Term Lender assumed its Euro Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Euro Term Lender pursuant to Section 9.04. The total amount of the Euro Term Loan Commitments on the Closing Date is €200,000,000.
“Euro Term Loan Repayment Date” shall have the meaning assigned to such term in clause (ii) of Section 2.11(a).
“Euro Term Loan Upfront Fees” shall have the meaning assigned to such term in Section 2.05(f)(ii).
“Euro Term Loans” shall mean the Euro Term Loans made by the Euro Term Lenders to Terex pursuant to clause (ii) of Section 2.01(a) of this Agreement.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“European Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Event of Default” shall have the meaning assigned to such term in Article VII.
“Excess Cash Flow” shall mean, for any ECF Period, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such ECF Period, (ii) extraordinary or non-recurring cash receipts of Terex and its Restricted Subsidiaries, if any, during such ECF Period and not included in Consolidated EBITDA and (iii) reductions to non-cash working capital of Terex and its Restricted Subsidiaries for such ECF Period (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such ECF Period), over (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by Terex and its Restricted Subsidiaries with respect to such ECF Period, (ii) cash interest paid by Terex and its Restricted Subsidiaries during such ECF Period, (iii) Consolidated Capital Expenditures committed or made in cash during such ECF Period (and not deducted from Excess Cash Flow in any prior year), (iv) scheduled principal repayments of Indebtedness made by Terex and its Restricted Subsidiaries during such ECF Period, (v) optional prepayments of the principal of Term Loans (other than (i) Voluntary Prepayments and (ii) prepayments made pursuant to Section 9.04(l)) and reductions of Revolving Credit Commitments during such ECF Period, but only to the extent that such prepayments and reductions do not occur in connection with a refinancing of all or any portion of the Loans, (vi) extraordinary or non-recurring expenses and losses to the extent paid in cash by Terex and its Restricted Subsidiaries, if any, during such ECF Period and not included in Consolidated EBITDA and (vii) additions to non-cash working capital for such ECF Period (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such ECF Period); provided that, to the extent otherwise included therein, the Net Cash Proceeds of Asset Sales and the net cash proceeds of equity issuances by Terex or any of its Subsidiaries shall be excluded from the calculation of Excess Cash Flow.
“Exchange Rate” shall mean, on any day, with respect to any currency other than dollars (for purposes of determining the Dollar Equivalent) or any Alternative Currency (for purposes of determining the Alternative Currency Equivalent with respect to such Alternative Currency), the rate at which such currency may be exchanged into dollars or the applicable Alternative Currency, as the case may be, as set forth at approximately 11:00 a.m., New York City time, on such date on the applicable Bloomberg Key Cross Currency Rates Page. In the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates selected by the Administrative Agent for such purpose, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time in such market, on such date for the purchase of dollars or the applicable Alternative Currency, as the case may be, for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Excluded Subsidiary” shall mean each Subsidiary listed on Schedule 1.01(f).
“Excluded Swap Obligations” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or an Issuing Bank: (i) income or franchise Taxes imposed on the net income of the Administrative Agent, any Lender or an Issuing Bank (or any Transferee), in each case (A) imposed by the jurisdiction under the laws of which the Administrative Agent, such Lender or an Issuing Bank (or Transferee) is organized or incorporated or the jurisdiction in which the Administrative Agent’s, such Lender’s or an Issuing Bank’s (or Transferee’s) principal executive office or applicable lending office is located or (B) that are Other Connection Taxes, (ii) Taxes attributable to such recipient’s failure to comply with Section 2.20(f), (iii) any taxes that a Loan Party is not required to indemnify or pay any additional amounts pursuant to Section 2.20(g), (iv) any taxes arising under FATCA, including any regulations or official interpretations thereof, and (v) in relation to a Loan made to the European Borrower, (A) any withholding tax if the relevant Lender is not an Irish Qualifying Lender unless the reason that such Lender is not an Irish Qualifying Lender is a change after the date on which it became a Lender in respect of such Loan in (or in the interpretation, administration or application of) any law or any Irish Tax Treaty or any published practice or published concession of any relevant Governmental Authority in Ireland or (B) any withholding tax that is imposed on payments of interest made to a Lender if at the time the payment falls due the relevant Lender is an Irish Treaty Lender and the European Borrower is able to demonstrate that such tax is required to be withheld as a result of the failure of the relevant Lender to comply with its obligations regarding cooperation in completing any necessary procedural formalities under Section 2.20(k).
“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of August 5, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof), among the Borrowers, Terex Italia S.R.L., as the Italian Borrower thereunder, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.
“Existing Credit Agreement Refinancing” shall mean the payment in full of all amounts due or outstanding under the Existing Credit Agreement, the termination of the commitments thereunder and the release of all guarantees thereof and security therefor.

“Existing Letter of Credit” shall mean each letter of credit (a) issued under the Existing Credit Agreement, (b) outstanding on the Closing Date and (c) listed in Schedule 1.01(c).
“Existing Notes” shall mean, collectively, the Existing Senior Notes and the Existing Senior Subordinated Notes.
“Existing Senior Notes” shall mean Terex’s 6-1/2% Senior Notes due April 1, 2020 and 6% Senior Notes due May 15, 2021, issued pursuant to the Existing Senior Note Indenture.
“Existing Senior Notes Indenture” shall mean the indenture dated as of July 20, 2007, among Terex, the guarantors identified therein and HSBC Bank USA, National Association, as trustee, as in effect on the Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and hereof, pursuant to which the Existing Senior Notes were issued.
“Existing Senior Subordinated Notes” shall mean Terex’s 4% Convertible Senior Subordinated Notes due June 1, 2015 issued pursuant to the Existing Subordinated Note Indenture.
“Existing Subordinated Note Indenture” shall mean the indenture dated as of July 20, 2007, among Terex, the guarantors identified therein and HSBC Bank USA, National Association, as trustee, as in effect on the Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and hereof, pursuant to which the Existing Senior Subordinated Notes were issued.
“Facility Fee” shall have the meaning assigned to such term in Section 2.05(a).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the Treasury Department’s regulations promulgated thereunder and the intergovernmental agreements entered into pursuant thereto.
“FATCA Deduction” shall mean a deduction or withholding for a payment under this Agreement required by FATCA.
“FCPA” shall have the meaning assigned to such term in Section 3.24(c).
“Federal Funds Effective Rate” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.
“Fee Letter” shall mean the Fee Letter dated July 21, 2014, between Terex and Credit Suisse Securities (USA) LLC.
“Fees” shall mean the Facility Fees, the Administrative Agent Fees, the Australian Participation Fees, the Australian Fronting Fees, the L/C Participation Fees, the Issuing Bank Fees and the Upfront Fees.
“Financial Covenant Default” shall have the meaning assigned to such term in paragraph (d) of Article VII.

“Financial Officer” of any person shall mean the chief financial officer, a Vice President‑Finance, principal accounting officer, Treasurer or Controller of such person and any other officer or similar official thereof responsible for financial matters of such person (or any other person reasonably acceptable to the Administrative Agent).
“Finsub” shall mean one or more bankruptcy-remote legal entities that are wholly owned Unrestricted Subsidiaries of Terex organized solely for the purpose of engaging in a Receivables Program.
“Floor Plan Guarantees” shall mean Guarantees (including but not limited to repurchase or remarketing obligations) by Terex or a Restricted Subsidiary incurred in the ordinary course of business consistent with past practice of Indebtedness incurred by a franchise dealer, or other purchaser or lessor, for the purchase of inventory manufactured or sold by Terex or a Restricted Subsidiary, the proceeds of which Indebtedness is used solely to pay the purchase price of such inventory to such franchise dealer or other purchaser or lessor and any related reasonable fees and expenses (including financing fees); provided, however, that (a) to the extent commercially practicable, the Indebtedness so Guaranteed is secured by a perfected first priority Lien on such inventory in favor of the holder of such Indebtedness and (b) if Terex or such Restricted Subsidiary is required to make payment with respect to such Guarantee, Terex or such Restricted Subsidiary will have the right to receive either (i) title to such inventory, (ii) a valid assignment of a perfected first priority Lien in such inventory or (iii) the net proceeds of any resale of such inventory.
“Foreign Base Rate Loans” shall mean Loans (other than Australian Fronted Loans) in any Alternative Currency the rate of interest applicable to which is based upon the rate of interest per annum maintained by the Administrative Agent as the rate of interest (in the absence of a Eurocurrency rate) determined by it with the approval of a majority in interest of the Lenders participating in such Loan to be the average rate charged to borrowers of similar quality as the applicable Borrower of such Loans in such Alternative Currency. Notwithstanding anything to the contrary contained herein, Loans may be made or maintained as Foreign Base Rate Loans only to the extent specified in Section 2.02(f), 2.08 or 2.15.
“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $25,000,000 (or the Dollar Equivalent thereof in another currency) by Terex or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Terex or any of its Subsidiaries, or the imposition on Terex or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $25,000,000 (or the Dollar Equivalent thereof in another currency).
“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s applicable Pro Rata Percentage of the outstanding L/C Disbursements with respect to Letters of Credit issued by such Issuing Bank other than L/C Disbursements as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateralized in accordance with the terms hereof, (b) with respect to the Domestic Swingline Lender, such Defaulting Lender’s applicable Pro Rata Percentage of outstanding applicable Domestic Swingline Loans made by the Domestic Swingline Lender other than Domestic Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Domestic Revolving Credit Lenders, (c) with respect to the Multicurrency Swingline Lender, such Defaulting Lender’s applicable Pro Rata Percentage of outstanding applicable Multicurrency Swingline Loans made by the Multicurrency Swingline Lender other than Multicurrency Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Credit Lenders, and (d) with respect to the Australian Fronting Lender, such Defaulting Lender’s applicable Pro Rata Percentage of the outstanding Australian Fronted Loans of the Australian Fronting Lender as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Credit Lenders.
“GAAP” shall mean generally accepted accounting principles in effect in the United States applied on a consistent basis.
“Governmental Authority” shall mean the government of the United States of America, the United Kingdom, Australia, Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) Floor Plan Guarantees except to the extent that they appear as debt on the balance sheet of Terex and its consolidated Restricted Subsidiaries.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Terex, the Subsidiaries of Terex party thereto and the Collateral Agent for the benefit of the Secured Parties.
“Guarantors” shall mean Terex and the Subsidiary Guarantors.
“Hazardous Materials” shall mean all explosive or radioactive materials, substances or wastes, hazardous or toxic materials, substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB‑containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” shall mean any Interest Rate Protection Agreement or any foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“HMRC DT Treaty Passport Scheme” shall mean the HM Revenue & Customs double taxation treaty passport scheme.
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and Terex, among Terex, the Administrative Agent and each Incremental Term Lender and/or existing or additional Revolving Credit Lender party thereto.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.27, to make Incremental Term Loans to Terex.
“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.
“Incremental Term Loan Repayment Date” shall mean each date regularly scheduled for the payment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.
“Incremental Term Loans” shall mean term loans made by one or more Lenders to Terex pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term

Loans or, to the extent permitted by Section 2.27 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations of such person as an account party in respect of letters of credit and (k) all obligations of such person as an account party in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, to the extent such Indebtedness is recourse to such person either expressly or by operation of law. Notwithstanding the foregoing, obligations of Terex or any Restricted Subsidiary in respect of the sale or purported sale of Retained Recourse Equipment Loans shall only be included as Indebtedness to the extent of the Retained Recourse Amount thereof.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Ineligible Assignee” means Terex or any Affiliate of Terex (other than as expressly contemplated by Section 9.04(l)).
“Information” shall have the meaning assigned to such term in Section 9.17.
“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for each relevant period, to the extent otherwise included therein, the amount of interest attributable to the portion of the Existing Senior Subordinated Notes that was retired by Terex prior to the Closing Date shall be deducted from Consolidated Interest Expense for such relevant period.
“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to any Borrowing, and, in addition, the date of any prepayment of any Eurocurrency Borrowing or Australian Fronted Fixed Rate Loan or conversion of any such Borrowing or Loan to an ABR Borrowing or an Australian Fronted Base Rate Loan, respectively.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing (including any Australian Fronted Fixed Rate Loan bearing interest by reference to the Adjusted LIBO Rate), the period commencing on the date of such Borrowing and ending seven days thereafter (provided that the Borrowers, collectively, shall not be permitted to elect a seven-day interest period more than one time a month) or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months or less than a month, if agreed to by all applicable Lenders) (and, in the case of an Alternative Currency Borrowing maturing or required to be repaid in less than seven days, the date thereafter requested by the applicable Borrower and agreed to by the Administrative Agent), as the applicable Borrower may elect, (b) as to any ABR Borrowing or Borrowing bearing interest by reference to the Australian Fronted Base Rate, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and (c) as to any Australian Fronted Fixed Rate Loan bearing interest by reference to the Bank Bill Rate, the period commencing on the date of such Loan and ending on the date (more than 7 but not more than 92 days thereafter) as the Australian Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement entered into in the ordinary course of business of any Borrower or any Restricted Subsidiary and not solely for speculation.
“Irish Qualifying Jurisdiction” means (a) a member state of the European Union other than Ireland, (b) a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law, or (c) a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.
“Irish Qualifying Lender” means a Lender which makes a loan to the European Borrower and is beneficially entitled to interest payable to that Lender from such Borrower and which is:
(a)    a bank which is licensed (pursuant to section 9 of the Central Bank Act 1971 of Ireland) to carry on banking business in Ireland and which is carrying on a bona fide banking business in Ireland (for the purposes of section 246(3) TCA) and whose Lending Office is located in Ireland;
(b)    an authorised credit institution (under the terms of Directive 2006/48/EC) which has duly established a branch in Ireland, having made all necessary notifications to its home state competent authorities (as required under Directive 2006/48/EC) in relation to its intention to carry on banking business in Ireland, and such credit institution is recognised by the Irish tax authorities as carrying on a bona fide banking business in Ireland (for the purposes of section 246(3) TCA) and whose Lending Office is located in Ireland;

(c)    a body corporate:
(i)    which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction;
(ii)    which is a corporation which is incorporated in the United States and is taxed in the United States on its worldwide income;
(iii)    which is a limited liability company organized in the United States where (I) the ultimate recipients of the interest would themselves be Irish Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (d), and (II) business is conducted through the limited liability company for market reasons and not for tax avoidance purposes; or
(iv)    where the interest:
(1)    is exempted from the charge to Irish income tax under an Irish Tax Treaty in force on the date the interest is paid; or
(2)    would be exempted from the charge to Irish income tax if an Irish Tax Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid, except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under a loan is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;
(d)    a qualifying company (within the meaning of section 110 TCA) whose Lending Office is located in Ireland;
(e)    an investment undertaking (within the meaning of section 739B TCA) whose Lending Office is located in Ireland;
(f)    an Irish Treaty Lender;
(g)    a building society, within the meaning of Section 256(1) TCA, which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and whose Lending Office is located in Ireland;
(h)    an exempt approved scheme within the meaning of Section 774 TCA and whose Lending Office is located in Ireland; or
(i)    a body corporate:
(i)    which advances money in the ordinary course of a trade which includes the lending of money and whose Lending Office is located in Ireland; and

(ii)    where interest on an advance under this Agreement is taken into account in computing the trading income of such body corporate; and
(iii)    which has made the appropriate notifications under Section 246(5)(a) TCA to the Revenue Commissioners and the European Borrower; and
(iv)    has provided the European Borrower with its tax reference number (within the meaning of Section 885 TCA).
“Irish Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to such Lender in respect of a Loan made to the European Borrower is an Irish Qualifying Lender.
“Irish Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.
“Irish Treaty Lender” means a Lender which:
(a)    is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims;
(b)    does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(c)    fulfils any conditions of the Irish Tax Treaty which must be fulfilled for residents of that Irish Treaty State to be paid interest without the deduction of Irish tax (assuming the completion of any necessary procedural formalities).
“Irish Treaty State” means a jurisdiction which has entered into an Irish Tax Treaty with Ireland which has the force of law.
“Issuing Bank” shall mean, as the context may require, (a) any Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.26, with respect to Letters of Credit issued by such Lender, and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
“ITA” shall mean the United Kingdom’s Income Tax Act 2007.
“Judgment Currency” shall have the meaning assigned to such term in Section 9.16.
“JV Finco” shall mean a special purpose entity, in which Terex or a Restricted Subsidiary owns an Equity Interest, with the balance owned by one or more financial institutions, formed primarily for the purpose of financing purchases by customers of Terex and the Restricted Subsidiaries of goods and services offered by Terex and its Subsidiaries.

“Latest Maturity Date” on any date shall mean the latest maturity date applicable on such date to Term Loans (including Incremental Term Loans and Other Term Loans).
“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit. An L/C Disbursement shall be a “Domestic L/C Disbursement” if made in respect of a Domestic Letter of Credit and a “Multicurrency L/C Disbursement” if made in respect of a Multicurrency Letter of Credit.
“L/C Exposure” shall mean at any time the sum of (a) the Domestic L/C Exposure and (b) the Multicurrency L/C Exposure.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Lead Arrangers” shall mean, collectively, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, RBS Securities Inc. and Commerzbank Aktiengesellschaft, in their capacities as co-lead arrangers and joint bookrunners.
“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance or pursuant to an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Australian Fronting Lender and the Swingline Lenders.
“Letter of Credit” shall mean (a) any letter of credit issued pursuant to Section 2.23 and (b) any Existing Letter of Credit. A Letter of Credit shall be a “Domestic Letter of Credit” if issued or deemed issued under the Domestic Revolving Credit Commitments and shall be a “Multicurrency Letter of Credit” if issued or deemed issued under the Multicurrency Revolving Credit Commitments.
“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period denominated in a currency other than Euro, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to or, with respect to Eurocurrency Borrowings denominated in Pounds, at approximately 11:00 a.m. (London time) on the same day as, the beginning of the relevant Interest Period (as specified in the applicable Borrowing Request) by reference to the Intercontinental Exchange Benchmark Administration Ltd. rates for deposits in dollars or the relevant Alternative Currency, as applicable (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the Intercontinental Exchange Benchmark Administration Ltd. (or any successor or substitute agency) as an authorized information vendor for the purpose of displaying such rates), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars or the relevant Alternative Currency, as applicable, are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to or, with respect to Eurocurrency Borrowings denominated in Pounds, at approximately 11:00 a.m. (London time) on the same day as, the beginning of such Interest Period. Notwithstanding the foregoing, except to the extent otherwise provided in the applicable Incremental Assumption Agreement, the “LIBO Rate” in respect of any Interest Period applicable to any Term Borrowings will be deemed to be 0.75% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 0.75% per annum.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, the Security Documents, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each Incremental Assumption Agreement.
“Loan Modification Agreement” shall mean a loan modification agreement in form and substance reasonably satisfactory to the Administrative Agent, Terex, each applicable Borrower, each applicable Guarantor and one or more Accepting Lenders.
“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.30(a).
“Loan Parties” shall mean the Borrowers and the Guarantors.
“Loans” shall mean the Revolving Loans, the Term Loans, the Australian Fronted Loans and the Swingline Loans.
“Local Time” shall mean, in relation to any Borrowing by (a) Terex, New York City time, (b) the U.K. Borrower or the European Borrower, London time, and (c) the Australian Borrower, Melbourne time.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of Terex and the Restricted Subsidiaries, taken as a whole, (b) material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents or (c) material impairment of the rights of, remedies of or benefits available to the Lenders under any Loan Document.

“Material Domestic Restricted Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary and that either (a) is an obligor (by Guarantee or otherwise) in respect of Indebtedness for borrowed money in an aggregate principal amount in excess of $25,000,000 at any time outstanding or (b) as of the last day of any fiscal quarter, satisfies either of the following tests:
(i)    such Subsidiary’s total tangible assets (after intercompany eliminations) exceeds 3% of consolidated total tangible assets of Terex and its Subsidiaries; or
(ii)    such Subsidiary’s revenue for the last twelve months ending as of the last day of such fiscal quarter exceeds 3% of the revenue for the last twelve months ending as of the last day of such fiscal quarter of Terex and its Subsidiaries, determined on a consolidated basis in accordance with GAAP;
provided, that, if on the last day of any fiscal quarter of Terex, Restricted Domestic Subsidiaries that on such date are not otherwise Loan Parties shall in the aggregate have either combined consolidated total tangible assets in excess of 10% of the consolidated total tangible assets of Terex and its Subsidiaries or combined consolidated revenues for the last twelve month period ending on such date in excess of 10% of the consolidated revenues of Terex and its Subsidiaries for such period, in each case on a consolidated basis in accordance with GAAP, then Terex shall promptly cause one or more of such Subsidiaries to become Loan Parties so that neither of such thresholds is exceeded. Notwithstanding the foregoing, an Excluded Subsidiary shall not become a Material Domestic Restricted Subsidiary pursuant to clause (a) of this definition as a result of any obligations in respect of borrowed money existing on the Closing Date.
“Material First Tier Foreign Subsidiary” shall mean (a) any Foreign Subsidiary listed on Schedule 1.01(d) and (b) each other first tier Foreign Subsidiary of Terex or a Subsidiary Guarantor which, as of the last day of any fiscal quarter, satisfies either of the following tests:
(i)    such Foreign Subsidiary’s total tangible assets (after intercompany eliminations) exceeds 3% of consolidated total tangible assets of Terex and its Subsidiaries; or
(ii)    such Foreign Subsidiary’s revenue for the last twelve months ending as of the last day of such fiscal quarter exceeds 3% of the revenue for the last twelve months ending as of the last day of such fiscal quarter of Terex and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Material Owned Real Property” shall mean real property located in the United States of America which is owned by Terex or a Subsidiary Guarantor with a fair market value in excess of $10,000,000.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Properties” shall mean the Material Owned Real Properties with respect to which a Mortgage is executed and delivered in accordance with Section 5.11.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.11, each substantially in the form of Exhibit E.
“Multicurrency Contract Loan Commitment” shall mean the commitment of a Revolving Credit Lender to make Multicurrency Contract Loans pursuant to Section 2.29.
“Multicurrency Contract Loan Exposure” shall mean, at any time, the aggregate principal amount of all outstanding Multicurrency Contract Loans at such time.
“Multicurrency L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit denominated in dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit denominated in Alternative Currencies at such time, (c) the aggregate principal amount of all L/C Disbursements in respect of Multicurrency Letters of Credit denominated in dollars that have not yet been reimbursed at such time and (d) the Dollar Equivalent of the aggregate principal amount of all L/C Disbursements in respect of Multicurrency Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time. The Multicurrency L/C Exposure of any Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the total Multicurrency L/C Exposure at such time.
“Multicurrency Revolving Credit Borrowing” shall mean a Borrowing comprised of Multicurrency Revolving Loans.
“Multicurrency Revolving Credit Commitment” shall mean, with respect to each Multicurrency Revolving Credit Lender, the commitment of such Multicurrency Revolving Credit Lender to make Multicurrency Revolving Loans and to acquire participations in Multicurrency L/C Disbursements and Australian Fronted Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Multicurrency Revolving Credit Lender assumed its Multicurrency Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Multicurrency Revolving Credit Lender pursuant to Section 9.04. The aggregate principal amount of the Multicurrency Revolving Credit Commitments on the Closing Date is $300,000,000.
“Multicurrency Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all outstanding Multicurrency Revolving Loans of such Lender at such time denominated in dollars, (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Multicurrency Revolving Loans of such Lender that are Alternative Currency Loans at such time and (c) the aggregate amount of such Lender’s Multicurrency L/C Exposure, Multicurrency Swingline Exposure and Australian Fronted Exposure at such time.
“Multicurrency Revolving Credit Lender” shall mean a Lender with a Multicurrency Revolving Credit Commitment or an outstanding Multicurrency Revolving Loan.

“Multicurrency Revolving Loans” shall mean the revolving loans made by the Multicurrency Revolving Credit Lenders to any Borrower pursuant to clause (ii) of Section 2.01(b). Multicurrency Revolving Loans may be denominated in dollars or Alternative Currencies.
“Multicurrency Swingline Commitment” shall mean the commitment of the Multicurrency Swingline Lender to make loans pursuant to Section 2.22.
“Multicurrency Swingline Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Multicurrency Swingline Loans at such time denominated in dollars and (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Multicurrency Swingline Loans that are Alternative Currency Loans at such time. The Multicurrency Swingline Exposure of any Multicurrency Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Multicurrency Swingline Exposure at such time.
“Multicurrency Swingline Lender” shall mean any Lender (or its Affiliate) designated as such by Terex with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and such Lender, and its successors and assigns, in its capacity as lender of Multicurrency Swingline Loans hereunder.
“Multicurrency Swingline Loan” shall mean any loan made by the Multicurrency Swingline Lender pursuant to its Multicurrency Swingline Commitment.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non‑cash consideration initially received and including all insurance settlements and condemnation awards in excess of $15,000,000 from any single event or series of related events), net of (i) transaction expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and Terex’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards, amounts previously paid by Terex and its Restricted Subsidiaries to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that if (A) Terex shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth Terex’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of Terex and its Restricted Subsidiaries within 300 days of receipt of such proceeds and (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 300-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and underwriter’s discounts and commissions) incurred in connection therewith.
“New Lender” shall mean any Lender which becomes a party to this Agreement after the date of this Agreement.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Lender” shall mean any Lender that not a U.S. Person.
“North Atlantic Guarantee Agreement” shall mean the North Atlantic Guarantee Agreement, substantially in the form of Exhibit F, among the U.K. Borrower, the European Borrower and the Collateral Agent for the benefit of the Secured Parties.
“Obligations” shall mean all obligations defined as “Obligations” in any of the Security Documents. Notwithstanding the foregoing, the term “Obligations” as used herein and in any other Loan Document shall exclude Excluded Swap Obligations.
“OFAC” shall have the meaning assigned to such term in Section 3.24(a).
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Term Loans” shall have the meaning assigned to such term in Section 2.27(a).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(f)(ii).
“Payment Location” shall mean an office, branch or other place of business of any Borrower.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Performance Letter of Credit” shall mean (a) each Letter of Credit listed on Schedule 1.01(c) and identified as a “Performance Letter of Credit” and (b) each Letter of Credit issued after the Closing Date if (i) the applicable Borrower identifies such Letter of Credit at the time it requests the same as a Performance Letter of Credit and (ii) such Letter of Credit requires payment by the Issuing Bank only in the event that the applicable Borrower fails to perform a nonfinancial contractual obligation. In the event the Administrative Agent reasonably determines that the Board or any other relevant Governmental Authority would determine that a Letter of Credit previously identified as a Performance Letter of Credit should be considered instead as a financial standby letter of credit, then such a Letter of Credit will cease to qualify as a Performance Letter of Credit from and after the date of notice of such determination by the Administrative Agent to Terex.
“Permitted Acquisitions” shall mean acquisitions (in a single transaction or a series of related transactions) of not less than 50.1% of the outstanding Equity Interests of any corporation, partnership, a division of any corporation or any similar business unit (or of all or substantially all the assets and business of any of the foregoing) engaged in a Related Business, so long as Terex shall have delivered to the Administrative Agent a certificate certifying that at the time of and immediately after giving effect to such acquisition and the financing therefor, no Default or Event of Default shall have occurred and be continuing.
“Permitted Amendments” shall have the meaning assigned to such term in Section 2.30(b).
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or by any of its agencies or instrumentalities, in each case maturing within ten years from the date of acquisition thereof;
(b)    direct obligations of any State of the United States of America (or any political subdivision or public instrumentality thereof), domestic or foreign corporations, or domestic or foreign commercial banking institutions having, at such date of acquisition, a rating of at least “A” by S&P or “A2” by Moody’s, in each case maturing within eighteen months from the date of acquisition thereof;
(c)    investments in commercial paper and variable rate notes maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest short-term credit rating obtainable from S&P or from Moody’s;
(d)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market, checking or demand deposit accounts issued or offered by, (i) the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or (ii) a commercial banking institution organized and located in a country recognized by the United States of America, in each case that has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the Dollar Equivalent thereof in another currency);
(e)    repurchase obligations with a term of not more than ninety days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(f)    (i) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above or (ii) enhanced yield funds or European money market funds having, at such date of acquisition, a rating of at least “A” by S&P or “A2” by Moody’s and that are capable of being fully liquidated at their respective net asset values at any time within ten Business Days; and
(g)    other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, other business entity or government, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which Terex or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pounds” and “£” shall mean pounds sterling in lawful currency of the United Kingdom.
“Prime Rate” shall have the meaning assigned to such term in the definition of the term “Alternate Base Rate”.
“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Aggregate Domestic Revolving Credit Commitments or the Aggregate Multicurrency Revolving Credit Commitments, as the case may be, represented by such Lender’s Domestic Revolving Credit Commitment or Multicurrency Revolving Credit Commitment.
“Program Receivables” shall mean all Trade Receivables and Equipment Receivables originated and owned by Terex or any Restricted Subsidiary and sold pursuant to a Receivables Program.
“Purchase Money Indebtedness” shall mean any Indebtedness of a person to any seller or other person incurred to finance the acquisition (including in the case of a Capital Lease Obligation or Synthetic Lease Obligation, the lease) of any after acquired real or personal tangible property or assets related to the business of Terex or its Restricted Subsidiaries and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.
“Receivables Program” shall mean, collectively, (a) the sale of, or transfer of interests in, Program Receivables to Finsub, directly or indirectly, in exchange for consideration equal to the fair market value of such Program Receivables (i.e., a “true sale”) and (b) the sale of, or transfer of interests in, such Program Receivables by Finsub to special purpose trusts or other funding vehicles which are not Affiliates of Terex; provided, in each case, that recourse to Terex or any Restricted Subsidiary in connection with such transactions is limited to the extent customary for similar transactions.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(l).
“Register” shall have the meaning given such term in Section 9.04(d).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Business” shall mean any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of Terex and its Restricted Subsidiaries on the Closing Date.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.
“Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
“Repayment Dates” shall mean the Euro Term Loan Repayment Dates and the U.S. Term Loan Repayment Dates. Unless the context shall otherwise require, the term “Repayment Date” shall include any Incremental Term Loan Repayment Dates.
“Repricing Transaction” shall mean (a) any prepayment or repayment of any Term Loans with the proceeds of, or any conversion of, any Term Loans into other bank loans (including any additional loans made under this Agreement pursuant to Section 2.27) for the purpose of prepaying, repaying or replacing all or any of the Term Loans and having or resulting in an initial yield (calculated by the Administrative Agent using the same methodology described in Section 2.27(b)) less than the yield (calculated by the Administrative Agent as aforesaid) of the Loans being prepaid, repaid or replaced or (b) any amendment to this Agreement, the purpose of which is to reduce the yield of all or any of the Term Loans.
“Required Lenders” shall mean, at any time, Lenders having outstanding Loans (excluding Swingline Loans and Australian Fronted Loans), L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments and Term Loan Commitments

representing at least 51% of the sum of all Loans outstanding (excluding Swingline Loans and Australian Fronted Loans), L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided, however, that the Revolving Loans, L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time, provided, further, that for purposes of declaring the Loans to be due and payable pursuant to Article VII, the outstanding Contract Loans of the Lenders shall be included in their respective Loans in determining the Required Lenders. Solely for purposes of determining the Required Lenders on any date, any amounts denominated in an Alternative Currency shall be translated into dollars at the Dollar Equivalent in effect on the most recent Calculation Date.
“Required Revolving Credit Lenders” shall mean, at any time, Revolving Credit Lenders having outstanding Revolving Loans (excluding Swingline Loans and Australian Fronted Loans), L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments representing at least 51% of the sum of all Revolving Loans outstanding (excluding Swingline Loans and Australian Fronted Loans), L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments at such time; provided, however, that the Revolving Loans, L/C Exposure, Swingline Exposure, Australian Fronted Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of Required Revolving Credit Lenders at any time. Solely for purposes of determining the Required Revolving Credit Lenders on any date, any amounts denominated in an Alternative Currency shall be translated into dollars at the Dollar Equivalent in effect on the most recent Calculation Date.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement (or any other person reasonably acceptable to the Administrative Agent).
“Restricted Subsidiary” shall mean (i) each direct or indirect Subsidiary of Terex that is not an Unrestricted Subsidiary of Terex on the Closing Date and (ii) each direct or indirect Subsidiary of Terex organized or acquired after the Closing Date that has not been designated an Unrestricted Subsidiary in accordance with the provisions of Section 6.13. A Restricted Subsidiary may be referred to herein as a “Restricted Domestic Subsidiary” or as a “Restricted Foreign Subsidiary”, as applicable.
“Retained Recourse Amount” shall have the meaning assigned to such term in the definition of the term “Retained Recourse Equipment Loans”.
“Retained Recourse Equipment Loans” shall mean Equipment Loans sold by Terex or a Restricted Subsidiary to a person that is not an Affiliate of Terex in a transaction (a) that is not part of the Receivables Program and (b) in which the purchaser of such Equipment Loans (or its successors or assigns) has recourse to Terex or a Restricted Subsidiary for all or a portion of the payment of such Equipment Loans (with the aggregate amount of such recourse being referred to herein as the “Retained Recourse Amount”).

“Revolving Credit Availability Period” shall mean the period commencing with the Closing Date and ending on the Revolving Credit Maturity Date.
“Revolving Credit Borrowing” shall mean a Multicurrency Revolving Credit Borrowing or a Domestic Revolving Credit Borrowing.
“Revolving Credit Commitment” shall mean a Multicurrency Revolving Credit Commitment or a Domestic Revolving Credit Commitment.
“Revolving Credit Commitment Upfront Fees” shall have the meaning assigned to such term in Section 2.05(f)(iii).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of such Lender’s Domestic Revolving Credit Exposure and Multicurrency Revolving Credit Exposure.
“Revolving Credit Lender” shall mean a Multicurrency Revolving Credit Lender or a Domestic Revolving Credit Lender.
“Revolving Credit Maturity Date” shall mean the earlier of (i) August 13, 2019 and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.09 or Article VII.
“Revolving Loans” shall mean the Domestic Revolving Loans and the Multicurrency Revolving Loans.
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“Sale and Leaseback” shall have the meaning set forth in Section 6.03.
“Sanctions” shall have the meaning assigned to such term in Section 3.24(a).
“SEC” shall mean the Securities and Exchange Commission.
“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the North Atlantic Guarantee Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.
“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt that is secured by Liens incurred under Section 6.02(b), (k) or (o) (or Section 6.02(l) if in respect of the foregoing) on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date; provided that to the extent any Permitted Acquisition or Significant Asset Sale has occurred during the most recent period of four consecutive fiscal quarters, Consolidated EBITDA shall be determined for such period of four consecutive fiscal quarters on a pro forma basis for such occurrences in accordance with Section 1.05.
“Significant Asset Sale” shall mean the sale, transfer, lease or other disposition by Terex or any Restricted Subsidiary to any person other than Terex or a Restricted Subsidiary of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person if such person, division, line of business or other business unit contributed (i) more than 7.5% of, (ii) a negative EBITDA contribution of greater than 5% (on an absolute value basis) of or (iii) a negative EBITDA contribution of greater than $8,500,000 to, the Consolidated EBITDA of Terex and the Restricted Subsidiaries during the most recent period of four consecutive fiscal quarters preceding the date of such transaction for which financial statements are available.
“SPC” shall have the meaning assigned to such term in Section 9.04(j).
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority to which banks are subject for any category of deposits or liabilities customarily used to fund loans or by reference to which interest rates applicable to Loans are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board (and for purposes of Regulation D, Eurocurrency Loans denominated in dollars shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board)). Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Terex.
“Subsidiary Borrowers” shall mean any Restricted Subsidiary designated as such by Terex in accordance with Section 9.22.
“Subsidiary Guarantors” shall mean each person listed on Schedule 1.01(b) and each other person that becomes party to the Guarantee and Collateral Agreement as a Guarantor, and the permitted successors and assigns of each such person.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean a Domestic Swingline Commitment or a Multicurrency Swingline Commitment.
“Swingline Exposure” shall mean at any time the sum of (a) the Domestic Swingline Exposure and (b) the Multicurrency Swingline Exposure.
“Swingline Lender” shall mean (a) with respect to Domestic Swingline Commitments and Domestic Swingline Loans, the Domestic Swingline Lender, and (b) with respect to Multicurrency Swingline Commitments and Multicurrency Swingline Loans, the Multicurrency Swingline Lender.
“Swingline Loans” shall mean the Domestic Swingline Loans and the Multicurrency Swingline Loans.
“Swingline Multiple” shall mean $250,000, €250,000 or £250,000.
“Synthetic Lease” shall mean a lease of property or assets (other than inventory) designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.
“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.
“Target Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.
“Tax Credit” shall mean a credit against, relief or remission for, or repayment of, any Taxes.
“Tax Deduction” shall mean a deduction or withholding from a payment under any Loan Document for or on account of any Taxes, other than a FATCA Deduction.
“Tax Payment” shall mean either the increase in a payment made by the U.K. Borrower to a Lender under Section 2.31(b) (Tax Gross‑Up) or a payment under Section 2.31(c) (Tax Indemnity).
“Taxes” shall mean all current or future taxes, duties, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA” means the Taxes Consolidation Act 1997 (as amended) of Ireland.

“Terex” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Term Borrowing” shall mean a Borrowing comprised of U.S. Term Loans or Euro Term Loans.
“Term Loan Commitments” shall mean the U.S. Term Loan Commitments and the Euro Term Loan Commitments. Unless the context shall otherwise require, after the effectiveness of any Incremental Term Loan Commitment, the term “Term Loan Commitment” shall include such Incremental Term Loan Commitment.
“Term Loan Maturity Date” shall mean August 13, 2021.
“Term Loans” shall mean the U.S. Term Loans and the Euro Term Loans. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans and any Other Term Loans.
“Total Debt” shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of Terex and its Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis (other than Indebtedness of the type referred to in clauses (i) and (j) of the definition of the term “Indebtedness”, except to the extent of any unreimbursed drawings under Indebtedness of the type referred to in clause (j) of such definition). For purposes of calculating the Consolidated Leverage Ratio on any date, the amount of Total Debt on such date shall be reduced by the amount, if any, that cash on the balance sheet of Terex and its consolidated Restricted Subsidiaries on such date exceeds $5,000,000.
“Total Domestic Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Domestic Revolving Credit Commitments, as in effect at such time.
“Total Multicurrency Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments, as in effect at such time.
“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.
“Trade Receivables” shall mean all trade receivables and related security (including all related contract rights, collections, records, lockboxes and bank accounts in the name of or transferred to the name of Finsub, goods, security deposits, guarantees and other agreements or arrangements (including all Liens) supporting or securing payment of the Program Receivables) originated and owned by Terex or any Restricted Subsidiary and sold pursuant to the Receivables Program.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the making of the borrowings hereunder, (b) the consummation of the Existing Credit Agreement Refinancing and (c) the payment of related fees and expenses.

“Transferee” shall mean any transferee or assignee, including a participation holder, of the Administrative Agent, any Lender or any Issuing Bank.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowing is denominated. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the Alternate Base Rate and the rate with respect to any Foreign Base Rate Loan, and currency shall include dollars and any Alternative Currency permitted hereunder.
“U.K. Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“U.K. Non‑Bank Lender” shall mean:
(a)    a Lender (which falls within clause (a)(ii) of the definition of U.K. Qualifying Lender) which is a party to this Agreement and which has provided a U.K. Tax Confirmation to the Administrative Agent; and
(b)    an assignee which gives a U.K. Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party.
“U.K. Qualifying Lender” shall mean:
(a)    a Lender (other than a Lender within paragraph (b) below) which is beneficially entitled to interest payable to that Lender in respect of a Loan and is:
(i)    a Lender:
(A)    that is a bank (as defined for the purpose of section 879 of the ITA) making a Loan; or
(B)    in respect of a Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such Loan was made, and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that Loan or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(ii)    a Lender which is:
(A)    a company resident in the United Kingdom for United Kingdom tax purposes;
(B)    a partnership, each member of which is:
(1)    a company so resident in the United Kingdom; or

(2)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that Loan that falls to it by reason of Part 17 of the CTA; or
(C)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or
(iii)    a U.K. Treaty Lender; or
(b)    a building society (as defined for the purposes of section 880 of the ITA) making a Loan.
“U.K. Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender by the U.K. Borrower in respect of a Loan is either:
(a)    a company resident in the United Kingdom for United Kingdom tax purposes; or
(b)    a partnership each member of which is:
(i)    a company so resident in the United Kingdom; or
(ii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that Loan that falls to it by reason of Part 17 of the CTA; or
(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.
“U.K. Treaty Lender” shall mean a Lender which, on the date a payment of interest falls due under this Agreement:
(a)    is treated as a resident of a U.K. Treaty State for the purposes of the relevant Treaty; and
(b)    does not carry on a business in the United Kingdom through a permanent establishment with which that Lender Loan is effectively connected.

“U.K. Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from, or a full refund of, Taxes on interest imposed by the United Kingdom.
“Unrestricted Subsidiaries” shall mean, collectively, (a) each Subsidiary of Terex listed on Schedule 1.01(e) and (b) any other Subsidiary of Terex that has been designated as an Unrestricted Subsidiary by Terex pursuant to and in compliance with Section 6.13. No Unrestricted Subsidiary may own any Equity Interests of a Restricted Subsidiary.
“U.S. Base Rate” shall mean, for any day in the jurisdiction of any Subsidiary Borrower, a rate per annum equal to the greater of (a) the Prime Rate and (b) the rate of interest determined from time to time by the Administrative Agent as its base rate in effect at its principal office in such jurisdiction for determining interest rates on U.S.-denominated commercial loans made in such jurisdiction.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20.
“U.S. Term Borrowing” shall mean a Borrowing comprised of U.S. Term Loans.
“U.S. Term Lender” shall mean a Lender with a U.S. Term Loan Commitment or an outstanding U.S. Term Loan.
“U.S. Term Loan Commitment” shall mean, with respect to each U.S. Term Lender, the commitment of such U.S. Term Lender to make U.S. Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such U.S. Term Lender assumed its U.S. Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such U.S. Term Lender pursuant to Section 9.04. The total amount of the U.S. Term Loan Commitments on the Closing Date is $230,000,000.
“U.S. Term Loan Repayment Date” shall have the meaning assigned to such term in clause (i) of Section 2.11(a).
“U.S. Term Loan Upfront Fees” shall have the meaning assigned to such term in Section 2.05(f)(i).
“U.S. Term Loans” shall mean (a) the U.S. Term Loans made by the U.S. Term Lenders to Terex pursuant to clause (i) of Section 2.01(a) of this Agreement and (b) the Converted U.S. Term Loans, if any. Each U.S. Term Loan shall be a Eurocurrency Term Loan or an ABR Term Loan.
“Upfront Fees” shall mean, collectively, the U.S. Term Loan Upfront Fees, the Euro Term Loan Upfront Fees and the Revolving Credit Commitment Upfront Fees.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“VAT” shall mean:
(a)    any tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax; and
(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.
“Voluntary Prepayment” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12(a) in any ECF Period to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans in any subsequent ECF Period.
“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such Loan Document as amended, restated, supplemented or otherwise modified from time to time, (b) any reference in this Agreement to any law or regulation shall mean such law or regulation as amended, restated, supplemented or otherwise modified from time to time, and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Terex notifies the Administrative Agent that Terex wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies Terex that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Terex’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Terex and the Required Lenders. Notwithstanding anything to the contrary herein, all accounting and financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under ASC 825 to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.
SECTION 1.03.    Exchange Rates. On each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date to be used for calculating relevant Dollar Equivalent and Alternative Currency Equivalent amounts. The Exchange Rates so determined shall become effective on such Calculation Date, shall remain effective until the next succeeding Calculation Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between the applicable currencies.
SECTION 1.04.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.05.    Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Significant Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition or would result in a Default or an Event of Default), the Consolidated Leverage Ratio and Senior Secured Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Significant Asset Sale (including, without duplication, (a) all pro forma adjustments required by Article 11 of Regulation S‑X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition or Significant Asset Sale, provided that all such adjustments shall be reasonably acceptable to the Administrative Agent and shall be set forth in a reasonably detailed certificate of a Financial Officer of Terex), using, for purposes of making such calculations, the historical financial statements of Terex and the Restricted Subsidiaries which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions or Significant Asset Sales that have been consummated during the period, had been consummated on the first day of such period.
ARTICLE II

The Credits
SECTION 2.01.    Commitments and Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each U.S. Term Lender agrees, severally and not jointly, to make U.S. Term Loans to Terex, in dollars, on the Closing Date, in accordance with the terms hereof, in an aggregate principal amount not to exceed its U.S. Term

Loan Commitment, and (ii) each Euro Term Lender agrees, severally and not jointly, to make Euro Term Loans to the European Borrower, in Euro, on the Closing Date, in accordance with the terms hereof, in an aggregate principal amount not to exceed its Euro Term Loan Commitment.
(b)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Domestic Revolving Credit Lender agrees, severally and not jointly, to make Domestic Revolving Loans to Terex, in dollars, at any time and from time to time during the Revolving Credit Availability Period, and until the earlier of the Revolving Credit Maturity Date and the termination of the Domestic Revolving Credit Commitment of such Domestic Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Domestic Revolving Credit Lender’s Domestic Revolving Credit Exposure exceeding such Domestic Revolving Credit Lender’s Domestic Revolving Credit Commitment, and (ii) each Multicurrency Revolving Credit Lender agrees, severally and not jointly, to make Multicurrency Revolving Loans to the Borrowers, at any time and from time to time during the Revolving Credit Availability Period, and until the earlier of the Revolving Credit Maturity Date and the termination of the Multicurrency Revolving Credit Commitment of such Multicurrency Revolving Credit Lender in accordance with the terms hereof, in dollars (in the case of each Borrower), Euro and Pounds (in the case of Terex, the European Borrower and the U.K. Borrower) and Australian Dollars (in the case of the Australian Borrower) in an aggregate principal amount at any time outstanding that will not result in such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Exposure exceeding such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment; provided that the Australian Borrower shall not be entitled to request any Borrowing pursuant to this Section 2.01(b), it being agreed that the making of Australian Fronted Loans pursuant to Section 2.24 shall be the exclusive method for the funding of Loans to the Australian Borrower.
(c)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, if such Lender has so committed pursuant to Section 2.27, to make Incremental Term Loans to one or more Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment and otherwise on the terms and subject to the conditions set forth in any Incremental Assumption Agreement to which such Lender may become a party.
(d)    Within the limits set forth in paragraph (b) of this Section 2.01 and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.    Loans. (a) Each Loan (other than Australian Fronted Loans and Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments or Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the

Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (except with respect to any Incremental Term Loan, to the extent otherwise provided in the applicable Incremental Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Sections 2.08, 2.15 and 2.24, (i) each Dollar Borrowing made by Terex shall be comprised entirely of ABR Loans or Eurocurrency Loans as Terex may request pursuant to Section 2.03 and (ii) each Dollar Borrowing made by a Subsidiary Borrower, and each Alternative Currency Borrowing, shall be comprised entirely of Eurocurrency Loans. Each Lender may at its option make any Loan (including any Alternative Currency Loan) by causing any domestic or foreign branch or other Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than 20 Eurocurrency Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods or denominated in different currencies, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Dollar Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., Local Time, and the Administrative Agent shall, promptly upon receipt thereof, credit the amounts so received to an account as designated by Terex in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Each Lender shall make each Alternative Currency Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in the jurisdiction of the applicable Alternative Currency as the Administrative Agent may designate for such purposes not later than 11:00 a.m., Local Time, and the Administrative Agent shall, promptly upon receipt thereof, credit the amounts so received to an account as designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of any Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short‑term funds in the applicable currency (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Interest Period with respect to any Eurocurrency Borrowing or Australian Fronted Fixed Rate Loan that would end after the Revolving Credit Maturity Date, the Term Loan Maturity Date or the Incremental Term Loan Maturity Date, as the case may be.
(f)    If any Issuing Bank shall not have received from any Borrower the payment required to be made by it pursuant to Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Domestic Revolving Credit Lender or Multicurrency Revolving Credit Lender, as applicable, of such L/C Disbursement and its Pro Rata Percentage thereof. In the case of Letters of Credit denominated in dollars, each applicable Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., Local Time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 10:00 a.m., Local Time, on the immediately following Business Day), an amount in dollars equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Domestic Revolving Loan or Multicurrency Revolving Loan, as applicable, of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Credit Lenders. In the case of Letters of Credit denominated in Pounds or Euro, each Multicurrency Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., Local Time, on the immediately following Business Day, an amount in such Alternative Currency equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an Alternative Currency Revolving Loan of such Lender and such payment shall be deemed to have reduced the Multicurrency L/C Exposure), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Credit Lenders. In the case of Letters of Credit denominated in any Alternative Currency other than Pounds or Euro, the Administrative Agent shall notify each Multicurrency Revolving Credit Lender of the Dollar Equivalent of the L/C Disbursement and of such Revolving Credit Lender’s Pro Rata Percentage thereof, and each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., Local Time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), Local Time, on any day, not later than 10:00 a.m., Local Time, on the immediately following Business Day), an amount in dollars equal to such Lender’s Pro Rata Percentage of the Dollar Equivalent of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Multicurrency Revolving Loan of such Lender and such payment shall be deemed to have reduced the Multicurrency L/C Exposure), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from any Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of any Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, a rate determined by the Administrative Agent to represent its cost of overnight funds in the applicable currency, and for each day thereafter, (A) if such L/C Disbursement is denominated in dollars, the Alternate Base Rate, and (B) if such L/C Disbursement is denominated in an Alternative Currency, the applicable Foreign Base Rate.
SECTION 2.03.    Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, an Australian Fronted Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the applicable Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (or telephone the Administrative Agent, promptly confirmed with a written and duly completed Borrowing Request) (a) in the case of a Eurocurrency Borrowing (other than an Alternative Currency Borrowing), not later than 12:00 (noon), Local Time, three Business Days before a proposed Borrowing, (b) in the case of an Alternative Currency Borrowing, not later than 12:00 (noon), Local Time, three Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request (including a telephonic Borrowing Request) shall be irrevocable, shall be signed by or on behalf of such Borrower and shall specify the following information: (i) whether such Borrowing is to be a U.S. Term Borrowing, a Euro Term Borrowing, a Domestic Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing, (ii) if such Borrowing is to be a Multicurrency Revolving Credit Borrowing, whether such Borrowing is to be a Dollar Borrowing or an Alternative Currency Borrowing; (iii) if such Borrowing is to be denominated in dollars, whether it is to be a Eurocurrency Borrowing or an ABR Borrowing; (iv) the date of such Borrowing (which shall be a Business Day); (v) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (vi) the amount of such Borrowing; (vii) if such Borrowing is to be an Alternative Currency Borrowing (other than a Euro Term Borrowing), the Alternative Currency of such Borrowing; and (viii) if such Borrowing is to be a Eurocurrency Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election is made as to whether a Revolving Credit Borrowing is to be a Domestic Revolving Credit Borrowing or a

Multicurrency Revolving Credit Borrowing, then such Borrowing shall be deemed to be a Domestic Revolving Credit Borrowing if denominated in dollars and a Multicurrency Revolving Credit Borrowing if denominated in an Alternative Currency. If no election as to the currency of a Borrowing is specified in any such notice, then the requested Borrowing shall be denominated in dollars (other than any requested Euro Term Borrowing, which shall be denominated in Euro). If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing if denominated in dollars or a Eurocurrency Borrowing if denominated in an Alternative Currency. If no Interest Period with respect to any Eurocurrency Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), of each Lender’s portion of the requested Borrowing and the account to which Loans made in connection with the requested Borrowing are to be wired.
SECTION 2.04.    Evidence of Debt; Repayment of Loans. (a) (i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender entitled thereto, on the Revolving Credit Maturity Date, the then unpaid principal amount of each Revolving Loan and each Australian Fronted Loan made to such Borrower, (ii) Terex hereby unconditionally promises to pay to the Administrative Agent (A) for the account of the Domestic Swingline Lender, the then unpaid principal amount of each Domestic Swingline Loan, on the last day of the Interest Period applicable to such Loan or, if earlier, on the Revolving Credit Maturity Date, (B) for the account of the Multicurrency Swingline Lender, the then unpaid principal amount of each Multicurrency Swingline Loan, on the last day of the Interest Period applicable to such Loan or, if earlier, on the Revolving Credit Maturity Date, and (C) for the account of each U.S. Term Lender entitled thereto, the principal amount of each U.S. Term Loan of such U.S. Term Lender as provided in clause (i) of Section 2.11(a) and (iii) the European Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Euro Term Lender entitled thereto, the principal amount of each Euro Term Loan of such Euro Term Lender as provided in clause (ii) of Section 2.11(a).
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower or any Guarantor and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans made to such Borrower in accordance with their terms.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form set forth in Exhibit I-1, I-2, I-3 or I-4, as applicable, or otherwise in a form and substance reasonably acceptable to the Administrative Agent and Terex. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
SECTION 2.05.    Fees. (a) Terex agrees to pay to each Lender in dollars, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a facility fee (a “Facility Fee”) equal to 0.50% per annum on the total amount of the Revolving Credit Commitments of such Lender (but not the Australian Fronting Commitments, the L/C Commitments, the Swingline Commitments or the Contract Loan Commitments, none of which commitments shall, for the avoidance of doubt, reduce the Revolving Credit Commitments of such Lender on which the Facility Fee shall be paid) during the preceding quarter (or other period commencing on the Closing Date or ending with the Revolving Credit Maturity Date or ending with the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated); provided, however, that if any Revolving Credit Exposure remains outstanding following any such expiration or termination of the Revolving Credit Commitments, the Facility Fees with respect to such Revolving Credit Exposure shall continue to accrue for so long as such Revolving Credit Exposure remains outstanding and shall be payable on demand. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein and there is not any remaining Revolving Credit Exposure.
(b)    Terex agrees to pay to the Administrative Agent in dollars, for its own account, the administrative fees from time to time agreed to in writing by the Borrowers and the Administrative Agent (the “Administrative Agent Fees”).
(c)    Terex agrees to pay (i) to each Domestic Revolving Credit Lender and each Multicurrency Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate Domestic L/C Exposure and Multicurrency L/C Exposure, respectively (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date on which any L/C Exposure arises hereunder or ending with the

Revolving Credit Maturity Date or ending with the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to (A) in the case of Performance Letters of Credit, 50% of the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06, and (B) in the case of all other Letters of Credit, 100% of the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment shall expire or be terminated as set forth herein a fronting fee equal to 0.125% per annum (or such other percentage as may be agreed upon by Terex and such Issuing Bank, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed) on the amount of Letters of Credit issued by such Issuing Bank and outstanding during the preceding quarter (or other period commencing on the date on which any L/C Exposure arises hereunder or ending with the Revolving Credit Maturity Date or ending with the date on which the Revolving Credit Commitments shall expire or be terminated) (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in dollars.
(d)    Except as provided in Section 2.24(e), the Australian Fronting Lender agrees to pay to each Multicurrency Revolving Credit Lender (other than a Defaulting Lender), through the Administrative Agent, on each Interest Payment Date with respect to each Australian Fronted Loan made by the Australian Fronting Lender, a fee (an “Australian Participation Fee”) equal to such Multicurrency Revolving Credit Lender’s Pro Rata Percentage (as adjusted pursuant to Section 2.28(a)(iv), if any Defaulting Lender exists) of the Applicable Percentage received by the Australian Fronting Lender from or on behalf of the Australian Borrower on such Interest Payment Date in respect of such Australian Fronted Loan. All Australian Participation Fees shall be payable in the currency in which they were received by the Australian Fronting Lender and only to the extent received by the Australian Fronting Lender.
(e)    The Australian Borrower agrees to pay to the Australian Fronting Lender on the last Business Day of March, June, September and December in each year and on each date on which the Australian Fronting Commitment of such Lender shall expire or be terminated as set forth herein a fronting fee equal to 0.125% per annum (or such other percentage as may be agreed upon by Terex and the Australian Fronting Lender, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed) on the aggregate principal amount of Australian Fronted Loans of such Lender outstanding during the preceding quarter (or other period commencing on the date that any Australian Fronted Loan is made hereunder or ending with the Revolving Credit Maturity Date or ending with the date on which the Australian Fronting Commitment shall expire or be terminated) (the “Australian Fronting Fees”). All Australian Fronting Fees in respect of Australian Fronted Loans denominated in Australian Dollars shall be computed on the basis of the actual number of days elapsed in a year of 365 days and shall be payable in Australian Dollars. All Australian Fronting Fees in respect of Australian Fronted Loans denominated in dollars shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in dollars.

(f)    (i) Terex agrees to pay to each U.S. Term Lender, through the Administrative Agent, on the Closing Date, an upfront fee (the “U.S. Term Loan Upfront Fees”) equal to 0.25% of the U.S. Term Loan Commitment of such U.S. Term Lender on such date; provided that each U.S. Term Lender may elect to effect its U.S. Term Loan Upfront Fee in the form of original issue discount (by reducing the amount of the U.S. Term Loan advanced by it in the amount of its U.S. Term Loan Upfront Fee).
(ii)    The European Borrower agrees to pay to each Euro Term Lender, through the Administrative Agent, on the Closing Date, an upfront fee (the “Euro Term Loan Upfront Fees”) equal to 0.25% of the Euro Term Loan Commitment of such Euro Term Lender on such date; provided that each Euro Term Lender may elect to effect its Euro Term Loan Upfront Fee in the form of original issue discount (by reducing the amount of the Euro Term Loan advanced by it in the amount of its Euro Term Loan Upfront Fee).
(iii)    Terex agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the Closing Date, an upfront fee (the “Revolving Credit Commitment Upfront Fees”) equal to 0.50% of the Revolving Credit Commitment of such Lender on such date.
(g)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank and the Australian Fronting Fees shall be paid directly to the Australian Fronting Lender. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06.    Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Domestic Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate or the U.S. Base Rate and over a year of 360 days at all other times) at a rate per annum equal to the sum of (i) the Alternate Base Rate and (ii) the Applicable Percentage for such Loans in effect from time to time.
(b)    Subject to the provisions of Section 2.07, each Foreign Base Rate Loan, including each Multicurrency Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Foreign Base Rate Loans denominated in Pounds, 365 or 366 days, as the case may be) at a rate per annum equal to the sum of (i) the rate set forth in the definition of the term “Foreign Base Rate Loans” and (ii) the Applicable Percentage for ABR Revolving Loans in effect from time to time.
(c)    Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Eurocurrency Loans denominated in Pounds, 365 or 366 days, as the case may be) at a rate per annum equal to the sum of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (ii) the Applicable Percentage for such Loans in effect from time to time.

(d)    Interest on each Loan shall be payable (i) on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement and (ii) in the currency in which such Loan is denominated. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.07.    Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan made to such Borrower or any other amount becoming due from such Borrower hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 2.06 plus 2%, (b) in the case of reimbursement obligations with respect to L/C Disbursements owing in dollars, the rate applicable to ABR Revolving Loans plus 2%, (c) in the case of reimbursement obligations with respect to L/C Disbursements owing in Alternative Currencies, the rate applicable to Foreign Base Rate Loans that are Revolving Credit Loans for the Applicable Alternative Currency plus 2% and (d) in the case of any interest payable on any Loan or reimbursement obligation with respect to any L/C Disbursement, any Facility Fee or other amount payable hereunder, at a rate per annum equal to the rate applicable to ABR Loans (or, in the case of interest, fees or amounts owing on account of obligations denominated in Alternative Currencies, Foreign Base Rate Loans) that are U.S. Term Loans, Euro Term Loans or Revolving Loans, as applicable, plus 2% (or, in the case of fees, reimbursements or any such other amounts that do not relate to Term Loans or the Revolving Credit Exposure, the Alternate Base Rate plus 3.00%).
SECTION 2.08.    Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that (a) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant market, or (b) the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or (c) reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the EURIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice explaining such determination to the applicable Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by such Borrower for a Eurocurrency Borrowing denominated in dollars pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error and any request by such Borrower for a Eurocurrency Borrowing denominated in any Alternative Currency pursuant to Section 2.03 or 2.10 shall be deemed to be a request for a Foreign Base Rate Loan.
SECTION 2.09.    Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments) shall automatically terminate upon the making of the Term Loans on the Closing Date. Any Revolving Credit Commitments, the Swingline Commitments and the Australian Fronting Commitments shall automatically terminate on the Revolving Credit Maturity Date. Any L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date. Any Incremental Term Loan Commitment shall terminate as provided in the applicable Incremental Assumption Agreement.
(b)    Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, Terex may at any time in whole permanently terminate, or from time to time in part permanently reduce, the U.S. Term Loan Commitments, the Euro Term Loan Commitments, the Domestic Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Euro Term Loan Commitments shall be in an integral multiple of €1,000,000 and in a minimum amount of €5,000,000, (ii) each partial reduction of the U.S. Term Loan Commitments, the Domestic Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, (iii) the Total Domestic Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of (x) the Aggregate Domestic Revolving Credit Exposure at the time and (y) the Domestic Contract Loan Exposure at such time and (iv) the Total Multicurrency Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of (x) the Aggregate Multicurrency Revolving Credit Exposure at the time and (y) the Multicurrency Contract Loan Exposure at such time. Notwithstanding anything to the contrary contained in this Section 2.09(b), a termination notice of the U.S. Term Loan Commitments, the Euro Term Loan Commitments, the Domestic Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments delivered by Terex may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Terex (by written or fax notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)    Each reduction in the Term Loan Commitments or the Revolving Credit Commitments of a Class hereunder shall be made ratably among the Lenders in accordance with their applicable Commitments. Terex shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Revolving Credit Commitments, the Facility Fees on the amount of the Revolving Credit Commitments so terminated or reduced, accrued to but excluding the date of such termination or reduction.
SECTION 2.10.    Conversion and Continuation of Borrowings. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurocurrency Borrowing denominated in dollars into an ABR Borrowing, (b) not later than 12:00 (noon), Local Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing denominated in dollars or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing in the same currency for an additional Interest Period, and (c) not later than 12:00 (noon), Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)    each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by such Borrower at the time of conversion;
(iv)    if any Eurocurrency Borrowing is converted at a time other than the end of the Interest Period applicable thereto, such Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
(v)    any portion of a Borrowing (other than an Alternative Currency Borrowing) maturing or required to be repaid in less than 14 days may not be converted into or continued as a Eurocurrency Borrowing;
(vi)    any portion of a Eurocurrency Borrowing denominated in dollars that cannot be converted into or continued as a Eurocurrency Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing, and any portion of an Alternative Currency Borrowing required to be repaid in less than 14 days may be converted, with the consent of the Administrative Agent (which shall not be unreasonably withheld), to an Interest Period ending on the date that such Borrowing is required to be repaid;
(vii)    no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Repayment Date, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and
(viii)    upon notice to any Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, (A) no outstanding Dollar Borrowing may be converted into, or continued as, a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (C) no Interest Period in excess of one month may be selected for any Alternative Currency Borrowing.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If such Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), (i) in the case of a Dollar Borrowing, automatically be continued as an ABR Borrowing and (ii) in the case of an Alternative Currency Borrowing, automatically be continued into a new Interest Period of one month’s duration. Notwithstanding any contrary provisions herein, the currency of an outstanding Borrowing may not be changed in connection with any conversion or continuation of such Borrowing.
SECTION 2.11.    Repayment of Term Borrowings. (a) (i) Terex shall pay to the Administrative Agent, for the account of the U.S. Term Lenders, on the last Business Day of each March, June, September and December of each year (each such date being called a “U.S. Term Loan Repayment Date”), commencing on the last Business Day of December 2014, a principal amount of the U.S. Term Loans (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(e), 2.27(d) and 9.04(l)) equal to 0.25% of the aggregate principal amount of the U.S. Term Loans outstanding on the Closing Date, with the balance payable on the Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(ii)    The European Borrower shall pay to the Administrative Agent, for the account of the Euro Term Lenders, on the last Business Day of each March, June, September and December of each year (each such date being called a “Euro Term Loan Repayment Date”), commencing on the last Business Day of December 2014, a principal amount of the Euro Term Loans (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(e), 2.27(d) and 9.04(l)) equal to 0.25% of the aggregate principal amount of the Euro Term Loans outstanding on the Closing Date, with the balance payable on the Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b)    To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
(c)    Terex shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12(b) and 2.13(e)) equal to the amount set forth in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to, but excluding, the date of such payment.
(d)    All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
SECTION 2.12.    Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent (i) in the case of a prepayment of a Eurocurrency Borrowing, given before 12:00 (noon), Local Time, three Business Days before such prepayment and (ii) in the case of a prepayment of ABR Loans or Foreign Base Rate Loans, given before 1:00 p.m. Local Time, one Business Day before such prepayment; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.
(b)    Optional prepayments of Term Loans shall be allocated among the U.S. Term Loans, the Euro Term Loans and Other Term Loans (if any) as specified by the applicable Term Borrower and applied (A) first, against the remaining scheduled installments of principal due in respect of the U.S. Term Loans, the Euro Term Loans and Other Term Loans (if any) under Sections 2.11(a)(i), 2.11(a)(ii) and 2.11(c), respectively, in the next twelve months in the order of maturity and (B) second, pro rata against such remaining scheduled installments of principal.
(c)    Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but, except as provided in Section 2.12(d), otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment.
(d)    Notwithstanding the foregoing, in the event that, prior to the six-month anniversary of the Closing Date, (i) a Borrower refinances or makes any prepayment of Term Loans in connection with any Repricing Transaction, (ii) this Agreement is amended or otherwise modified to effect a Repricing Transaction or (iii) a Lender is required to assign all or any part of its Term Loans as a result of its failure to consent to an amendment or other modification of this Agreement that would constitute a Repricing Transaction, then in each case the applicable Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a payment of 1.00% of the aggregate principal amount of the Term Loans so subject to such amendment or modification, or so prepaid, refinanced or assigned, as the case may be.
SECTION 2.13.    Mandatory Prepayments. (a) In the event of any termination of all the Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, (i) each Borrower shall repay or prepay (A) all its outstanding Domestic Revolving Credit Borrowings or Multicurrency Revolving Credit Borrowings, as applicable, (B) all its outstanding Multicurrency Swingline Loans (in the case of a termination of the Multicurrency Revolving Credit

Commitments), and (C) all outstanding Australian Fronted Loans made to such Borrower (in the case of a termination of the Multicurrency Revolving Credit Commitments) and (ii) Terex shall repay or prepay all outstanding Domestic Swingline Loans (in the case of a termination of the Domestic Revolving Credit Commitments), in each case on the date of any such termination. In the event of any partial reduction of the Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, then at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers and the applicable Revolving Credit Lenders of the Aggregate Domestic Revolving Credit Exposure or Aggregate Multicurrency Revolving Credit Exposure, as applicable, after giving effect thereto. If at any time, as a result of such a partial reduction or termination, as a result of fluctuations in exchange rates or otherwise, (x) the Aggregate Domestic Revolving Credit Exposure plus the Domestic Contract Loan Exposure would exceed the Total Domestic Revolving Credit Commitment, (y) the Aggregate Multicurrency Revolving Credit Exposure plus the Multicurrency Contract Loan Exposure would exceed the Total Multicurrency Revolving Credit Commitment or (z) the Australian Fronted Exposure of the Australian Fronting Lender would exceed its Australian Fronting Commitment, then the Borrowers shall (1) on the date of such reduction or termination of Revolving Credit Commitments or (2) within three Business Day following notice from the Administrative Agent of any such fluctuation in exchange rate or otherwise, repay or prepay Revolving Credit Borrowings, Swingline Loans or Australian Fronted Loans (or a combination thereof) in an amount sufficient to eliminate such excess.
(b)    Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (other than (i) any Asset Sale the Net Cash Proceeds of which are not greater than $15,000,000 from any single event or series of related events and (ii) Asset Sales the aggregate Net Cash Proceeds of which are not greater than $50,000,000 in any fiscal year of Terex), in each case except to the extent that the proceeds would otherwise be required to be used to make an offer to repurchase Existing Senior Subordinated Notes, the outstanding Term Loans shall be prepaid in accordance with Section 2.13(f) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.
(c)    In the event that Terex or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of any Indebtedness for money borrowed (other than Indebtedness for money borrowed permitted pursuant to Section 6.01), then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, 100% of such Net Cash Proceeds shall be used, at Terex’s option, (i) to prepay outstanding Term Loans in accordance with Section 2.13(f), and/or (ii) to prepay outstanding Revolving Loans, without reducing the Revolving Credit Commitments, in an aggregate principal amount equal to 100% of such Net Cash Proceeds.
(d)    No later than 60 days after the end of each ECF Period, outstanding Term Loans shall be prepaid in accordance with Section 2.13(f) in an aggregate principal amount equal to 50% of Excess Cash Flow for the ECF Period then ended minus Voluntary Prepayments during such ECF Period; provided, however, that no such prepayment shall be required for an ECF Period if the Senior Secured Leverage Ratio as of the end of such ECF Period was less than 2.75 to 1.00.

(e)    In the event that there shall occur any Casualty or Condemnation and, pursuant to the applicable Mortgage, the Casualty Proceeds or Condemnation Proceeds, as the case may be, are required to be used to prepay the Term Loans, then the outstanding Term Loans shall be prepaid in accordance with Section 2.13(f) in an aggregate principal amount equal to 100% of such Casualty Proceeds or Condemnation Proceeds, as the case may be.
(f)    Each prepayment of outstanding Term Loans required to be made pursuant to any paragraph of this Section 2.13 shall be allocated pro rata between the U.S. Term Loans, the Euro Term Loans and the Other Term Loans (if any) and applied (i) first against the remaining scheduled installments of principal due in respect of U.S. Term Loans, Euro Term Loans and Other Term Loans (if any) under Sections 2.11(a)(i), 2.11(a)(ii) and 2.11(c), respectively, in the next twelve months in the order of maturity and (ii) second, pro rata against such remaining scheduled installments of principal. Each prepayment of Revolving Loans required to be made pursuant to paragraph (c) above shall be allocated between the Domestic Revolving Loans and the Multicurrency Revolving Loans as determined by Terex.
(g)    Terex shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of Terex setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
(h)    To the extent possible consistent with Section 2.13(f), amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to prepay outstanding ABR Term Loans and ABR Revolving Loans. Any amounts remaining after each such application shall, at the option of the applicable Borrower, be applied to prepay Eurocurrency Term Loans or Eurocurrency Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to ratably prepay Euro Term Loans and Eurocurrency U.S. Term Loans and (ii) allocable to Revolving Loans to prepay Eurocurrency Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of such Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by such Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (h). The Administrative Agent will, at the request of such Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurocurrency Term Borrowings or Eurocurrency Revolving Borrowings to be prepaid, as the case may be; provided, however, that (A) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (B) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. Such Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurocurrency Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the applicable Borrower, to the extent not necessary for the prepayment of Eurocurrency Loans in accordance with this Section 2.13), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. Each Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Secured Parties, a security interest in its Prepayment Account to secure the Obligations. This paragraph (h) shall not be construed to alter the application required by Section 2.13(f).
SECTION 2.14.    Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall change the basis of taxation of payments to the Administrative Agent, any Lender or any Issuing Bank of the principal of or interest on any Eurocurrency Loan or Australian Fronted Fixed Rate Loan made by such Lender or any Fees or other amounts payable under any Loan Document (other than changes in respect of Indemnified Taxes, Taxes described in clauses (ii), (iii) and (iv) of the definition of Excluded Taxes and Connection Income Taxes), or shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate, the EURIBO Rate or the Bank Bill Rate, as the case may be) or shall impose on such Lender or such Issuing Bank or the London interbank market (or other relevant interbank market) any other condition affecting this Agreement or Eurocurrency Loans or Australian Fronted Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurocurrency Loan or Australian Fronted Fixed Rate Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank shall have determined that any Change in Law (including any regarding liquidity or capital adequacy) has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to liquidity or capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
SECTION 2.15.    Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrowers and to the Administrative Agent:
(i)    such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans and Foreign Base Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing or a Foreign Base Rate Loan to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (in the case of Dollar Loans) or Foreign Base Rate Loans (in the case of Alternative Currency Loans) (or a request to continue an ABR Loan or a Foreign Base Rate Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into an ABR Loan or a Foreign Base Rate Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii)    such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans (in the case of Dollar Loans) or Foreign Base Rate Loans (in the case of Alternative Currency Loans) in which event all such Eurocurrency Loans shall be automatically converted to such ABR Loans or Foreign Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.
(iii)    In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
(b)    For purposes of this Section 2.15, a notice to Terex by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by Terex.
SECTION 2.16.    Indemnity. Each Borrower shall indemnify each Lender against any loss or expense, including any break-funding cost or any loss sustained in converting between any Alternative Currency and dollars, as the case may be, that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan or Australian Fronted Fixed Rate Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any (A) Eurocurrency Loan to an ABR Loan or Foreign Base Rate Loan or (B) any Australian Fronted Fixed Rate Loan to an Australian Fronted Base Rate Loan or (C) Interest Period with respect to any Eurocurrency Loan or Australian Fronted Fixed Rate Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan or Australian Fronted Fixed Rate Loan to be made by such Lender (including any Eurocurrency Loan or Australian Fronted Fixed Rate Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the applicable Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan or Australian Fronted Fixed Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16, together with a reasonably detailed calculation thereof, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.
SECTION 2.17.    Pro Rata Treatment. Subject to Section 2.30 and except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15 or 2.29, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Term Loan Commitments, the Domestic Revolving Credit Commitments or the Multicurrency

Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Domestic Revolving Credit Commitments of the Lenders at any time, each outstanding Domestic Swingline Loan and Domestic Contract Loan shall be deemed to have utilized the Domestic Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Domestic Swingline Loans or Domestic Contract Loans) pro rata in accordance with such respective Domestic Revolving Credit Commitments. For purposes of determining the available Multicurrency Revolving Credit Commitments of the Lenders at any time, each outstanding Multicurrency Swingline Loan, Multicurrency Contract Loan and Australian Fronted Loan shall be deemed to have utilized the Multicurrency Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Multicurrency Swingline Loans, Multicurrency Contract Loans or Australian Fronted Loans) pro rata in accordance with such Multicurrency Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar or applicable Alternative Currency amount.
SECTION 2.18.    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any of its Loans or participations in L/C Disbursements, Swingline Loans or Australian Fronted Loans as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements, Swingline Loans and Australian Fronted Loans and accrued interest thereon shall be proportionately less than the unpaid portion of the Loans and participations in L/C Disbursements, Swingline Loans and Australian Fronted Loans and accrued interest thereon of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and participations in L/C Disbursements, Swingline Loans and Australian Fronted Loans, as the case may be, and interest thereon of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective Loans and participations in L/C Disbursements, Swingline Loans and Australian Fronted Loans; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including any payment received pursuant to Section 2.15). Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.
SECTION 2.19.    Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document from a Payment Location in the United States or the jurisdiction of any Alternative Currency prior to (i) 1:00 p.m., Local Time, on the date when due, in the case of any amount payable in dollars, and (ii) 12:00 (noon), Local Time, on the date when due, in the case of any amount payable in any Alternative Currency, in each case, in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to applicable Issuing Bank, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the applicable Swingline Lender except as otherwise provided in Section 2.22(e) and (iii) Australian Fronting Fees, which shall be paid directly to the Australian Fronting Lender except as otherwise provided in Section 2.24(e)) shall be made to such account as shall from time to time be specified in a writing delivered to Terex and each Borrower by the Administrative Agent. Except as provided in Section 2.24 with respect to defaulted Australian Fronted Loans, all Alternative Currency Loans hereunder shall be denominated and made, and all payments hereunder or under any other Loan Document in respect thereof (whether of principal, interest, fees or otherwise) shall be made, in such Alternative Currency. All Dollar Loans hereunder shall be denominated and made, and all payments of principal and interest, Fees or otherwise hereunder or under any other Loan Document in respect thereof shall be made, in dollars, except as otherwise expressly provided herein. Unless otherwise agreed by the applicable Borrower and each Lender to receive any such payment, all other amounts due hereunder or under any other Loan Document shall be payable in dollars.
(b)    Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.20.    Taxes. (a) Any and all payments by or on behalf of any Borrower (other than the U.K. Borrower) or any Guarantor (or, with respect to payments by the Australian Fronting Lender of the Australian Participation Fee (or any other payments in connection with the Australian Fronted Loans), the Australian Fronting Lender) hereunder and under any other Loan Document shall be made, in accordance with Section 2.19, free and clear of and without deduction for any Taxes imposed by any Governmental Authority in the United States, the jurisdiction of any Alternative Currency or the jurisdiction of any Payment Location, and all liabilities with respect thereto, except as required by applicable law. If any Borrower (other than the U.K. Borrower) or any Guarantor shall be required under applicable law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or an Issuing Bank (or any Transferee), (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Loan Party shall make such deductions and (iii) such Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If the Australian Fronting Lender shall be required to deduct any Taxes from or in respect of the Australian Participation Fee (or any other payments in connection with the Australian Fronted Loans), Terex or the Australian Borrower shall pay to the applicable Revolving Credit Lender the “additional amount” referred to in the preceding sentence.
(b)    In addition, each Borrower (other than the U.K. Borrower) agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies (including mortgage recording Taxes and similar fees) that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document imposed by any Governmental Authority in the United States, the jurisdiction of any Alternative Currency or the jurisdiction of any Payment Location (“Other Taxes”).
(c)    Each Loan Party (other than the U.K. Borrower) will indemnify the Administrative Agent, each Lender and each Issuing Bank (or Transferee) for the full amount of Indemnified Taxes and Other Taxes attributable to it (including Indemnified Taxes and other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or an Issuing Bank (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or an Issuing Bank (or Transferee), as the case may be, makes written demand therefor.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes and any Taxes described in Section 2.20(g) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the

Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after the date of any payment of Indemnified Taxes or Other Taxes by any Borrower (other than the U.K. Borrower) or any other Loan Party to the relevant Governmental Authority, such Borrower or such other Loan Party will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.
(f)    (i) Each Lender (or Transferee) that is entitled to an exemption from, or reduction of, withholding Tax under the law of the jurisdiction (other than the United Kingdom) in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments by such Borrower under this Agreement and the other Loan Documents shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall deliver such documentation promptly upon the obsolescence or invalidity of any documentation previously delivered by such Lender. Notwithstanding any other provision of this Section 2.20(f), a Lender shall not be required to deliver any documentation pursuant to this Section 2.20(f) that such Lender is not legally able to deliver.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person holding a Loan or Commitment extended to such Borrower shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender holding a Loan or Commitment extended to such Borrower shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner; and
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(g)    No Loan Party shall be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding Tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding Tax existed and would apply to payments made to such Non-U.S. Lender on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a new lending office, the date such Non-U.S. Lender designated such new lending office with respect to a Loan; provided, however, that this paragraph (g) shall not apply (A) to any Transferee or new lending office that becomes a Transferee or new lending office as a result of an assignment, participation, transfer or designation made at the request of any Borrower and (B) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a new lending office, would be entitled to receive (without regard to this paragraph (g)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such new lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non‑U.S. Lender to comply with the provisions of paragraph (f) above. In addition and notwithstanding anything to the contrary in this Section 2.20 (except with respect to Australian Fronted Loans and payments related thereto), no amount shall be required to be paid to any person under this Section 2.20 with respect to a Tax to the extent that such Tax would have been required to have been paid under any treaty, law, rule, regulation, order, directive or guideline in effect on the date such Lender becomes a party to this Agreement.
(h)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Loan Party or Administrative Agent (such applicable party a “Withholding Agent”), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    Nothing contained in this Section 2.20 shall require any Lender or an Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).
(j)    Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(k)    Notwithstanding anything to the contrary above, a Lender which makes a Loan to the European Borrower and which is an Irish Qualifying Lender, within paragraph (c), (d),

(e), (h) or (i) of that definition, shall deliver to the European Borrower an Irish Tax Confirmation. An Irish Qualifying Lender which becomes a party hereunder on the Closing Date shall deliver an Irish Tax Confirmation to the European Borrower in connection with its delivery of its signature page to this Agreement. If, following an assignment, or transfer or a participation (in the latter case, in circumstances where the Participant wishes, in accordance with Section 9.04(f) to be entitled to the benefits of Section 3.01 of a Lender’s rights or obligations hereunder), an Irish Qualifying Lender becomes a party hereunder or becomes a Participant after the day on which this Agreement is entered into, such Lender or Participant shall deliver to the European Borrower an Irish Tax Confirmation to Terex and the European Borrower on or prior to becoming a party hereunder. An Irish Qualifying Lender, within paragraph (c), (d), (e), (h) or (i) of that definition, shall promptly notify the Administrative Agent, Terex and the European Borrower if there is any change in the position from that set out in any Irish Tax Confirmation. An Irish Treaty Lender and the European Borrower shall cooperate in completing any procedural formalities necessary for the European Borrower to obtain authorization to make such payment without a deduction for or on account of Irish income tax.
If the European Borrower pays an additional amount and the relevant Lender determines, in its sole discretion exercised in good faith, that (a) a Tax Credit is attributable to an increased payment of which that additional amount forms part or that additional amount or to a Tax Deduction in consequence of which that additional amount was required and (b) that Lender has obtained and utilized that Tax Credit, the Lender shall pay an amount to the European Borrower which it determines, in its sole discretion exercised in good faith, will leave it (after that payment) in the same after-Tax position as it would have been in had the additional amount not been required to be made by the European Borrower.
(i)    All amounts expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, on provision of a valid VAT invoice, by the Lender to the party, that party shall pay to the Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT.
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), such Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (where the Supplier is the person required to account to the relevant tax authority for the VAT). The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT. Where the Recipient is the person required to account to the relevant tax authority for the VAT the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.20(k) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the group member notified by the relevant tax authority in accordance with Section 15(1)(a) of the Value-Added Tax Consolidation Act 2010, of Ireland (“VATCA”) as being the member responsible for complying with the provisions of VATCA in respect of the group.
(v)    In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must promptly provide such Lender with details of that party's VAT registration and such other information as is reasonably requested in connection with such Lender's VAT reporting requirements in relation to such supply.
(l)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (l) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (l) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 2.21.    Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or an Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or an Issuing Bank delivers a notice described in Section 2.15, (iii) any Borrower is required to pay any additional amount to any Lender or an Issuing Bank or any Governmental Authority on account of any Lender or an Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to a proposed amendment, waiver, consent or other modification of this Agreement or any other Loan Documents which has been approved by the Required Lenders or Required Revolving Credit Lenders, as applicable, and which additionally requires the consent of such Lender for approval pursuant to Section 9.08(b) or (v) any Lender becomes a Defaulting Lender, any Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.20) and obligations under this Agreement (or, in the case of clause (iv) above, at the option of such Borrower, either all its interests, rights and obligations under this Agreement or all its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee (other than any Ineligible Assignee) that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) such Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Banks and the applicable Swingline Lender), which consent shall not unreasonably be withheld, and (C) such Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds (and in the currency or currencies in which payment would be required if all amounts were to be paid by such Borrower) an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16), in each case with respect to the Loans or Commitments subject to such assignment; provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.
(b)    If (i) any Lender or an Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or an Issuing Bank delivers a notice described in Section 2.15 or

(iii) any Borrower is required to pay any additional amount to any Lender or an Issuing Bank or any Governmental Authority on account of any Lender or an Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (A) to file any certificate or document reasonably requested in writing by such Borrower or (B) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would materially reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would materially reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Terex hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.
SECTION 2.22.    Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (x) the Domestic Swingline Lender agrees to make loans, in dollars, to Terex at any time and from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Domestic Swingline Exposure exceeding $50,000,000 in the aggregate or (ii) the Aggregate Domestic Revolving Credit Exposure, after giving effect to any Domestic Swingline Loan, exceeding the Total Domestic Revolving Credit Commitment and (y) the Multicurrency Swingline Lender agrees to make loans, in dollars, Euro and Pounds, to Terex, the European Borrower and the U.K. Borrower at any time and from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Multicurrency Swingline Exposure exceeding $50,000,000 in the aggregate or (ii) the Aggregate Multicurrency Revolving Credit Exposure, after giving effect to any Multicurrency Swingline Loan, exceeding the Total Multicurrency Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of the Swingline Multiple. The Swingline Commitments may be terminated or reduced from time to time as provided herein. Within the foregoing limits, Terex may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.
(b)    Swingline Loans. The applicable Borrower shall notify the applicable Swingline Lender, with a copy to the Administrative Agent, by fax, or by telephone (confirmed by fax), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan.
(c)    Prepayment. The applicable Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the applicable Swingline Lender and to the Administrative Agent before 1:00 p.m., Local Time, on the date of prepayment at such Swingline Lender’s address for notices specified on Schedule 2.01. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)    Interest. Each Domestic Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a) as if it were an ABR Revolving Loan. Each Multicurrency Swingline Loan shall be a Foreign Base Rate Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(b).
(e)    Participations. If the applicable Borrower does not fully repay a Swingline Loan on or prior to the last day of the Interest Period with respect thereto, the applicable Swingline Lender shall notify the Administrative Agent thereof by 2:00 p.m., New York City time (by fax or by telephone, confirmed in writing), and the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender or Domestic Revolving Credit Lender, as the case may be, thereof (by fax or by telephone, confirmed in writing) and of its Pro Rata Percentage of such Swingline Loan. Upon such notice but without any further action, such Swingline Lender hereby agrees to grant to each Domestic Revolving Credit Lender or Multicurrency Revolving Credit Lender, as the case may be, and each Domestic Revolving Credit Lender and each Multicurrency Revolving Credit Lender hereby agrees to acquire from the applicable Swingline Lender, a participation in such defaulted Swingline Loan equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate principal amount of such defaulted Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of each Domestic Swingline Loan or Multicurrency Swingline Loan, as the case may be, that is not repaid on the last day of the Interest Period with respect thereto. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Revolving Credit Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders) and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the applicable Revolving Credit Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by the applicable Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower (or other party liable for obligations of such Borrower) of any default in the payment thereof.
SECTION 2.23.    Letters of Credit. (a) Subject to the terms and conditions set forth herein, (i) each of the Existing Letters of Credit shall, upon the Closing Date and without any further action on the part of the applicable Issuing Bank or any other person, be deemed for all purposes to have been issued by the applicable Issuing Bank as either a Domestic Letter of Credit or a Multicurrency Letter of Credit hereunder, as set forth in Schedule 1.01(c), and (ii) any Borrower may request the issuance of a Letter of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon an Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such shorter period as the applicable Borrower, the Administrative Agent and the applicable Issuing Bank shall agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, specifying whether such Letter of Credit is to be a Domestic Letter of Credit or a Multicurrency Letter of Credit, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount and currency (which must be dollars in the case of a Domestic Letter of Credit or an Alternative Currency in the case of a Multicurrency Letter of Credit) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the sum of the L/C Exposure and the Additional L/C Exposure shall not exceed $400,000,000, (B) the sum of the Aggregate Domestic Revolving Credit Exposure and the Domestic Contract Loan Exposure shall not exceed the Total Domestic Revolving Credit Commitment and (C) the sum of the Aggregate Multicurrency Revolving Credit Exposure and the Multicurrency Contract Loan Exposure shall not exceed the Total Multicurrency Revolving Credit Commitment.
(c)    Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date that is two years after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 24 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)    Participations. By the issuance of a Letter of Credit (or, in the case of the Existing Letters of Credit, deemed issuance on the Closing Date) and without any further action on the part of such Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Domestic Revolving Credit Lender (with respect to each Domestic Letter of Credit) and to each Multicurrency Revolving Credit Lender (with respect to each Multicurrency Letter of Credit), and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each such Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) in respect of such Letter of Credit forthwith on the date due as provided in Section 2.02(f) and in the same currency as such L/C Disbursement. Each Domestic Revolving Credit Lender and each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Domestic Letters of Credit and Multicurrency Letters of Credit, respectively, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the fact that, as a result of fluctuations in exchange rates, such Revolving Credit Lender’s Revolving Credit Exposure at any time might exceed its Revolving Credit Commitment at such time (in which case Section 2.13(a) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit denominated in dollars, the applicable Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the Business Day that such Borrower shall have received notice from the applicable Issuing Bank that payment of such draft will be made, or, if such Borrower shall have received such notice later than 10:00 a.m., New York City time, on the immediately following Business Day. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit denominated in any Alternative Currency, the applicable Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the Business Day that such Borrower shall have received notice from the applicable Issuing Bank that payment of such draft will be made, or, if such Borrower shall have received such notice later than 10:00 a.m., London time, on any Business Day, not later than 10:00 a.m., London time, on the immediately following Business Day.
(f)    Obligations Absolute. Each Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
(iii)    the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)    any other act or omission to act or delay of any kind of an Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of an Issuing Bank. However, the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by an Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of an Issuing Bank.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.
(h)    Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were (i) in the case of a Dollar Loan, an ABR Revolving Loan and (ii) in the case of an Alternative Currency Loan, a Eurocurrency Revolving Loan with an Interest Period of one month’s duration.
(i)    Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Lenders and Terex, and may be removed at any time by Terex by notice to such Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, Terex shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) to the extent and so long as on any Calculation Date (and after giving effect to any prepayment of Borrowings on such Calculation Date) the Aggregate Domestic Revolving Credit Exposure exceeds the Total Domestic Revolving Credit Commitment or the Aggregate Multicurrency Revolving Credit Exposure exceeds the Total Multicurrency Revolving Credit Commitment, the Borrowers shall, on the Business Day after Terex receives notice from the

Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash in the currency determined by the Collateral Agent equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse any Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If any Borrower is required to provide an amount of cash collateral pursuant to clause (ii) of the first sentence of this paragraph (j), such amount shall be returned to such Borrower from time to time to the extent that the amount of such cash collateral held by the Collateral Agent exceeds the excess, if any, of (A) the sum of the Aggregate Domestic Revolving Credit Exposure and the Aggregate Multicurrency Revolving Credit Exposure over (B) the Total Revolving Credit Commitment so long as no Event of Default shall have occurred and be continuing.
SECTION 2.24.    Australian Fronted Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) the Australian Fronting Lender agrees to make loans to the Australian Borrower in dollars and Australian Dollars at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Australian Fronting Commitment of the Australian Fronting Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (A) the Dollar Equivalent of the aggregate principal amount of the Australian Fronting Lender’s Australian Fronted Loans exceeding its Australian Fronting Commitment or (B) the sum of the Aggregate Multicurrency Revolving Credit Exposure and the Multicurrency Contract Loan Exposure, after giving effect to any Australian Fronted Loan, exceeding the Total Multicurrency Revolving Credit Commitment. Each Australian Fronted Loan shall be in a principal amount that is an integral multiple of the Alternative Currency Equivalent of $100,000 and not less than $2,500,000. The Australian Fronting Commitments may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Australian Borrower may borrow, pay or prepay and reborrow Australian Fronted Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)    Request for Australian Fronted Loans. The Australian Borrower shall notify the Australian Fronting Lender, with a copy to the Administrative Agent, by fax, or by telephone (confirmed by fax), not later than 10:00 a.m., Local Time, three Business Days before the date of a proposed Australian Fronted Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement, shall specify the requested date (which shall be a Business Day) and amount of such Australian Fronted Loan (which shall be expressed in dollars), shall specify whether such Australian Fronted Loan is to be denominated in dollars or Australian Dollars, shall specify whether such Australian Fronted Loan is to be an Australian Fronted Base Rate Loan (which shall be available solely if such Australian Fronted Loan is denominated in Australian Dollars) or an Australian Fronted Fixed Rate Loan and, if such Loan is to be an Australian Fronted Fixed Rate Loan, the Interest Period therefor (which shall comply with the definition of the term “Bank Bill Rate” or “Adjusted LIBO Rate”, as applicable). If no Rate is selected with respect to any Australian Fronted Loan, the applicable Borrower shall be deemed to have selected an Australian Fronted Base Rate Loan (provided such Australian Fronted Loan is denominated in Australian Dollars). If no currency is selected with respect to any Australian Fronted Loan, the applicable Borrower shall be deemed to have selected an Australian Fronted Loan denominated in Australian Dollars. The Australian Borrower shall not be permitted to select an Australian Fronted Base Rate Loan for any Australian Fronted Loan denominated in dollars.
(c)    Prepayment. The Australian Borrower shall have the right at any time from time to time to prepay any Australian Fronted Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Australian Fronting Lender and to the Administrative Agent before 12:00 (noon), Local Time, two Business Days before the date of prepayment at the Australian Fronting Lender’s address for notices specified on Schedule 2.01. All principal payments of Australian Fronted Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. All prepayments of Australian Fronted Loans shall be subject to Section 2.16 but otherwise without premium or penalty.
(d)    Interest. Subject to the provisions of Section 2.07, each Australian Fronted Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the Australian Fronted Base Rate with respect to such Australian Fronted Loan plus the Applicable Percentage with respect to such Loan. Subject to the provisions of Section 2.07, each Australian Fronted Fixed Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of, (i) in the case of a Loan in Australian Dollars, 365 days, or (ii) in the case of a Loan in dollars, 360 days) at a rate per annum equal to the Bank Bill Rate or the Adjusted LIBO Rate, as applicable, for the Interest Period in effect for such Loan plus the Applicable Percentage with respect to such Loan. Interest on each Australian Fronted Loan shall be payable on the Interest Payment Date with respect thereto. The Australian Fronting Lender shall notify the Australian Borrower and the Administrative Agent of the Australian Fronted Base Rate or the Bank Bill Rate or the Adjusted LIBO Rate, as applicable, applicable to any Australian Fronted Loans promptly following each determination thereof.
(e)    Participations. If the Australian Borrower shall default in the payment of principal of or interest on any Australian Fronted Loan when and as the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise, then the Australian Fronting

Lender shall promptly notify the Administrative Agent thereof and, upon notice from the Administrative Agent or the Australian Fronting Lender to the Australian Borrower, the principal amount of all Australian Fronted Loans to the Australian Borrower, together with all accrued and unpaid interest thereon, shall be converted to Dollar Loans and obligations to pay interest in dollars, respectively, at the Exchange Rate prevailing on the date of such default, and the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender of such default (by fax or by telephone, confirmed in writing) and of its Pro Rata Percentage in dollars of such Australian Fronted Loan. Upon such notice but without any further action, the Australian Fronting Lender hereby agrees to grant to each Multicurrency Revolving Credit Lender, and each Multicurrency Revolving Credit Lender hereby agrees to acquire from the Australian Fronting Lender, a participation in such defaulted Australian Fronted Loan equal to such Multicurrency Revolving Credit Lender’s Pro Rata Percentage in dollars of the aggregate principal amount of such defaulted Australian Fronted Loan. In furtherance of the foregoing, each Multicurrency Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Australian Fronting Lender, such Lender’s Pro Rata Percentage of each such defaulted Australian Fronted Loan. Each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Australian Fronted Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Multicurrency Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Australian Fronting Lender the amounts so received by it from the Multicurrency Revolving Credit Lenders. The Administrative Agent shall notify the Australian Borrower of any participations in any Australian Fronted Loan acquired pursuant to this paragraph and thereafter payments in respect of such Australian Fronted Loan shall be made in dollars and to the Administrative Agent and not to the Australian Fronting Lender. Any amounts received by the Australian Fronting Lender from the Australian Borrower (or other party on behalf of such Borrower) in respect of an Australian Fronted Loan after receipt by the Australian Fronting Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Australian Fronting Lender, as their interests may appear. The purchase of participations in an Australian Fronted Loan pursuant to this paragraph shall not relieve the Australian Borrower (or other party liable for obligations of such Borrower) of any default in the payment thereof.
(f)    Termination and Reduction of Australian Fronting Commitments. Upon written or fax notice to the Australian Fronting Lender and to the Administrative Agent, Terex may at any time permanently terminate, or from time to time in part permanently reduce, the Australian Fronting Commitment of the Australian Fronting Lender; provided, however, that the Australian Fronting Commitment of the Australian Fronting Lender shall not be reduced to an amount that is less than the Australian Fronted Loans of the Australian Fronting Lender at such time.

SECTION 2.25.    Reporting Requirements of the Australian Fronting Lender and Issuing Banks. (a) Within two Business Days following the last day of each calendar month, the Australian Fronting Lender shall deliver to the Administrative Agent (and the Administrative Agent shall make available to any Lender upon request) a statement showing the average daily principal amount of the Australian Fronted Loans outstanding in each currency during the calendar month most recently ended.
(b)    Within two Business Days following the last day of each calendar month, each Issuing Bank shall deliver to the Administrative Agent (and the Administrative Agent shall make available to any Lender upon request) a report detailing all activity during the preceding month with respect to any Letters of Credit issued by such Issuing Bank, including the face amount, the account party, the beneficiary and the expiration date of such Letters of Credit and any other information with respect thereto as may be requested by the Administrative Agent.
SECTION 2.26.    Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an Issuing Bank under the terms of this Agreement, in each case, subject to terms and conditions agreed to by the Borrowers, the Administrative Agent and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.26 shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender and, with respect to such Letters of Credit, such term shall thereafter apply to the Issuing Bank and such Lender.
SECTION 2.27.    Incremental Commitments. (a) The Borrowers may, from time to time, by written notice to the Administrative Agent, request Incremental Term Loan Commitments, additional Domestic Revolving Credit Commitments and/or additional Multicurrency Revolving Credit Commitments, as applicable, from one or more Incremental Term Lenders or persons who will become Domestic Revolving Credit Lenders and/or Multicurrency Revolving Credit Lenders (which may include any existing Lender willing to provide the same, in their own discretion); provided that at the time of the incurrence of such Incremental Term Loan Commitments, additional Domestic Revolving Credit Commitments and/or additional Multicurrency Revolving Credit Commitments and immediately after giving effect thereto and to the use of the proceeds thereof (assuming the full utilization thereof), (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) the Senior Secured Leverage Ratio shall be less than or equal to 2.50 to 1.00; provided further that each such person, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld and shall be given or withheld within three Business Days and, if withheld, the reason therefor shall be specified in writing promptly thereafter). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments, additional Domestic Revolving Credit Commitments and/or additional Multicurrency Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 (or, in minimum increments of €1,000,000 and a minimum amount of €5,000,000, in respect of commitments to make additional Euro Term Loans)), (ii) the date on which such Incremental Term Loan Commitments, additional Domestic Revolving Credit

Commitments and/or additional Multicurrency Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be U.S. Term Loan Commitments, Euro Term Loan Commitments or commitments to make term loans with terms different from the U.S. Term Loans or Euro Term Loans (“Other Term Loans”). For the avoidance of doubt, Incremental Term Loan Commitments may be denominated, and Incremental Term Loans may be made, in dollars, Pounds, Australian Dollars or Euro. Any Incremental Term Loans denominated in Australian Dollars, Pounds or Euro shall be Other Term Loans (unless they are denominated in Euro and represent commitments to make Term Loans having the same terms as the Euro Term Loans).
(b)    Terex and each Incremental Term Lender, additional Domestic Revolving Credit Lender and/or additional Multicurrency Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Lender. Each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, until the date that is 18 months after the Closing Date, without the prior written consent of Lenders holding at least 51% in interest of the outstanding Loans and Commitments of any Class of Term Loans, (i) if the initial yield on any Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (A) the Adjusted LIBOR margins on the Other Term Loans (which shall be increased by the amount that any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to the last sentence of the definition of the term “LIBO Rate”) for a three-month Interest Period commencing on such date) plus (B) if the Other Term Loans are initially made at a discount or the lenders making the same receive a fee (other than routine amendment fees) from Terex or any of its Subsidiaries for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Other Term Loans or (y) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentage then in effect for Eurocurrency Term Loans of any Class (which shall be increased by the amount that any “LIBOR floor” applicable to the Eurocurrency Term Loans of such Class would exceed the Adjusted LIBO Rate (without giving effect to the last sentence of the definition of the term “LIBO Rate”) for a three-month Interest Period commencing on such date) plus one-quarter of the amount of OID, if any, initially paid in respect of such Term Loans of such Class, then each Applicable Percentage for each adversely affected Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans, (ii) the final maturity date of any Other Term Loans shall be no earlier than the final maturity date of any other Class of Term Loans and (iii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of any other Class of Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental

Term Loan Commitments, additional Domestic Revolving Credit Commitments and/or additional Multicurrency Revolving Credit Commitments evidenced thereby and any increase to the Applicable Percentages required by the foregoing provisions of this paragraph. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Terex’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment, additional Domestic Revolving Credit Commitments or additional Multicurrency Revolving Credit Commitments shall become effective under this Section 2.27 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Terex, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders, additional Domestic Revolving Credit Lenders and/or additional Multicurrency Revolving Credit Lenders) closing certificates and documentation reasonably specified by the Administrative Agent.
(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding U.S. Term Loans or Euro Term Loans, as applicable, on a pro rata basis and that following the establishment of any additional Revolving Credit Commitments of a Class, the outstanding Revolving Loans of such Class are held by the Revolving Credit Lenders of such Class in accordance with their new applicable Pro Rata Percentages. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurocurrency Borrowing of the affected Class (other than any Euro Term Borrowing) to be converted into an ABR Borrowing on the date of each Incremental Term Loan or additional Revolving Credit Commitment, or by allocating a portion of each Incremental Term Loan to each outstanding Eurocurrency Term Borrowing of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period), or requiring a prepayment and reborrowing of Revolving Loans of the affected Class. Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 2.16 (it being understood that, the Administrative Agent shall consult with Terex regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs). In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) or 2.11(a)(ii), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.
SECTION 2.28.    Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize, in accordance with Section 2.23(j), the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) cash collateralize, in accordance with Section 2.23(j), the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Disbursements and Swingline Loans are held by the applicable Revolving Credit Lenders pro rata in accordance with their applicable Pro Rata Percentages without giving effect to Section 2.28(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.28(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    (A) The Facility Fees otherwise payable to any Defaulting Lender in respect of the unused portion of such Defaulting Lender’s Revolving Credit Commitments shall not be payable for so long as, and with respect to the period during which, such Lender is a Defaulting Lender.
(B)    Reserved.
(C)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.23(j).
(D)    With respect to any Facility Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (C) above, the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations, Swingline Loans or Australian Fronted Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks, the Swingline Lenders and the Australian Fronting Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s, Swingline Lender’s or Australian Fronting Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    All or any part of such Defaulting Lender’s participation in L/C Disbursements, Swingline Loans and Australian Fronted Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective applicable Pro Rata Percentages (calculated without regard to such Defaulting Lender’s applicable Revolving Credit Commitment) but only to the extent that (A) the conditions set forth in Section 4.02(b) and (c) are satisfied at the time of such reallocation (and, unless the applicable Borrower shall have otherwise notified the Administrative Agent at such time, the applicable Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (B) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s applicable Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans of the applicable Class in an amount equal to the Swingline Lenders’ Fronting Exposure with respect to such Class (after giving effect to any reallocation that may be partially effected under clause (iv) above), (B) second, prepay Australian Fronted Loans in an amount equal to the Australian Fronting Lender’s Australian Fronted Exposure (after giving effect to any reallocation that may be partially effected under clause (iv) above) and (C) third, cash collateralize, in accordance with Section 2.23(j), the Issuing Banks’ Fronting Exposure (after giving effect to any reallocation that may be partially effected under clause (iv) above); provided, that, any cash, or portion thereof, as applicable, provided by a Borrower as cash collateral under this clause (C) shall be promptly released and returned to the applicable Borrower upon the cessation of the circumstances giving rise to the obligation of such Borrower to provide such cash collateral under this clause (C).
(b)    If each Borrower, the Administrative Agent, each Swingline Lender, the Australian Fronting Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their applicable Revolving Credit Commitments (without giving effect to Section 2.28(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, (ii) the Australian Fronting Lender shall not be required to fund any Australian Fronted Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Australian Fronted Loan and (iii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.29.    Contract Loan Facilities. (a) Subject to the terms and conditions set forth herein, at any time and from time to time during the Revolving Credit Availability Period, any Borrower may enter into one or more Contract Loan Facilities with a Revolving Credit Lender; provided that (i) the sum of the Aggregate Revolving Credit Exposure and the Aggregate Contract Loan Exposure at any time shall not exceed the Total Revolving Credit Commitment, (ii) the sum of the Aggregate Domestic Revolving Credit Exposure and the Aggregate Domestic Contract Loan Exposure at any time shall not exceed the Total Domestic Revolving Credit Commitment, (iii) the sum of the Aggregate Multicurrency Revolving Credit Exposure and the Aggregate Multicurrency Contract Loan Exposure at any time shall not exceed the Total Multicurrency Revolving Credit Commitment, and (iv) the sum of the Aggregate Domestic Contract Loan Exposure and the Aggregate Multicurrency Contract Loan Exposure at any time shall not exceed $200,000,000. A Revolving Credit Lender’s entry into a Contract Loan Facility with a Borrower, or making of Contract Loans pursuant thereto, shall not reduce availability under such Revolving Credit Lender’s

Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, hereunder, except to the extent expressly provided in Section 2.17.
(b)    At least two Business Days prior to its entry into a Contract Loan Facility with a Revolving Credit Lender, the applicable Borrower shall deliver to the Administrative Agent written notice thereof, signed by or on behalf of such Borrower, that specifies the following information: (i) the Revolving Credit Lender counterparty to such Contract Loan Facility, (ii) the aggregate principal amount of such Revolving Credit Lender’s Contract Loan Commitment thereunder, (iii) whether the Contract Loan Commitments under such Contract Loan Facility shall be Domestic Contract Loan Commitments or Multicurrency Contract Loan Commitments, (iv) the interest rate applicable to the Contract Loans thereunder and (v) the maturity date of such Contract Loan Facility; provided that no Contract Loan shall mature on a date later than the Revolving Credit Maturity Date. Not later than 12:00 (noon), Local Time, one Business Day prior to making a borrowing under any Contract Loan Facility, the applicable Borrower shall deliver to the Administrative Agent written notice thereof, signed by or on behalf of such Borrower, that specifies (i) the amount of such borrowing and (ii) the date of such borrowing and, unless notified by the applicable Borrower prior to 9:00 a.m., Local Time, on the proposed date of such borrowing that the request for such borrowing has been revoked or the requested Contract Loan otherwise was not made by the Lender thereunder, the available Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, shall be deemed to have been used in an aggregate amount equal to the amount of such requested borrowing. The Administrative Agent shall promptly thereafter notify each Revolving Credit Lender of the amount by which its Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, shall be deemed utilized as a result of such Contract Loan.
(c)    Upon receipt by the Administrative Agent from the applicable Borrower of notice satisfactory to the Administrative Agent that an outstanding Contract Loan has been repaid in full, the Domestic Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, deemed utilized in connection with the incurrence of such Contract Loan shall be deemed immediately available (subject in all respects to the other requirements for availability under this Agreement), and the Administrative Agent shall promptly thereafter notify each Revolving Credit Lender of the applicable Class thereof; provided that the failure of the Administrative Agent to so notify the Revolving Credit Lenders of such availability shall not affect the applicable Borrower’s ability to make use thereof in accordance with this Agreement.
SECTION 2.30.    Loan Modification Offers. (a) Terex may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Terex. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment(s) and (ii) the date on which such Permitted Amendment(s) is requested to become effective (which shall not be less than five Business Days nor more than 30 days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans or Commitments of the Lenders of the Affected

Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans or Commitments of such Affected Class as to which such Lender’s acceptance has been made.
(b)    Each applicable Borrower, each applicable Guarantor and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the applicable Loans of the Accepting Lenders of the Affected Class, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new “Class” of Loans hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 2.30 unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation reasonably consistent with those delivered on the Closing Date pursuant to Article IV.
“Permitted Amendments” shall mean any or all of the following: (i) an extension of the final maturity date for the applicable Loans or Commitments of the Accepting Lenders, (ii) a decrease in the amortization required for the applicable Loans of the Accepting Lenders, (iii) a change in the Applicable Percentage and/or other fees payable with respect to the applicable Loans or Commitments of the Accepting Lenders, (iv) the inclusion of additional fees to be payable to the Accepting Lenders, (v) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the judgment of the Administrative Agent and the Collateral Agent, to provide the rights and benefits of this Agreement and the other Loan Documents to each new “Class” of Loans resulting therefrom and (vi) such other amendments to this Agreement and the other Loan Documents as shall be necessary or appropriate, in the judgment of the Administrative Agent and the Collateral Agent or as otherwise may be agreed upon by the parties to such Permitted Amendment, to obtain or give effect to the foregoing Permitted Amendments.
SECTION 2.31.    United Kingdom Tax Matters.
(a)    U.K. Taxes. The provisions of this Section 2.31 shall only apply in respect of the U.K. Borrower (as borrower or as guarantor).
(b)    Tax Gross‑Up.
(i)    The U.K. Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.
(ii)    The U.K. Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall promptly notify the

Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender, it shall promptly notify the U.K. Borrower.
(iii)    If a Tax Deduction is required by law to be made by the U.K. Borrower, the amount of the payment due from the U.K. Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(iv)    A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:
(A)    The payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a U.K. Qualifying Lender but on that date the relevant Lender is not or has ceased to be a U.K. Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(B)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (a)(ii) of the definition of U.K. Qualifying Lender, and:
(1)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the U.K. Borrower a certified copy of that Direction;
(2)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(C)    the relevant Lender is a U.K. Qualifying Lender solely by virtue of clause (a)(ii) of the definition of U.K. Qualifying Lender and:
(1)    the relevant Lender has not given a U.K. Tax Confirmation; and
(2)    the payment could have been made to the Lender without any U.K. Tax Deduction if the Lender had given a U.K. Tax Confirmation, on the basis that the U.K. Tax Confirmation would have enabled the U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(D)    the relevant Lender is a U.K. Treaty Lender and the U.K. Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.
(v)    If the U.K. Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(vi)    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the U.K. Borrower shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(vii)    Subject to Section 2.31(b)(viii) below, where the U.K. Borrower makes a payment to which a U.K. Treaty Lender is entitled, that U.K. Treaty Lender and the U.K. Borrower shall co‑operate in completing any procedural formalities necessary for the U.K. Borrower to obtain authorization to make that payment without a Tax Deduction.
(viii)    Nothing in Section 2.31(b)(vii) above shall require a U.K. Treaty Lender to:
(A)    register under the HMRC DT Treaty Passport scheme;
(B)    apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or
(C)    file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 2.31(b)(xi) or Section 2.31(b)(xii) below and the U.K. Borrower has not complied with its obligations under Section 2.31(xiii) below.
(ix)    A U.K. Non‑Bank Lender which becomes a party on the day on which this Agreement is entered into gives a U.K. Tax Confirmation to the U.K. Borrower by entering into this Agreement.
(x)    A U.K. Non‑Bank Lender shall promptly notify the U.K. Borrower and the Administrative Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.
(xi)    A U.K. Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to the U.K. Borrower) by including its scheme reference number and its jurisdiction of tax residence below its name on its signature page to this Agreement.

(xii)    A U.K. Treaty Lender which is a New Lender that holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to the U.K. Borrower) by including its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance which it executes on becoming a party to this Agreement.
(xiii)    Where a Lender notifies Terex as described in Section 2.31(b)(xi) or Section 2.31(b)(xii) above, the U.K. Borrower shall make a Borrower DTTP2 Filing.
(xiv)    If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 2.31(b)(xi) or Section 2.31(b)(xii) above, the U.K. Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Loans or its participation in any Loan.
(xv)    If a Lender assigns or transfers any of its rights or obligations under the Loan Documents and as a result of circumstances existing at the date the assignment, transfer occurs, the U.K. Borrower would be obliged to make a payment to the transferee or the assignee under either Section 2.31(b) (Tax Gross‑Up) or Section 2.31(c) (Tax Indemnity), then that transferee or assignee is only entitled to receive payment under either Section 2.31(b) or Section 2.31(c) to the same extent as the transferring Lender would have been entitled to receive payment if the assignment or transfer had not occurred. This paragraph (xv) shall not apply:
(A)    in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loans; or
(B)    in relation to Section 2.31(b) (Tax Gross‑Up), to a U.K. Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (b)(xi) or (b)(xii) of Section 2.31(b) if the U.K. Borrower has not made a Borrower DTTP Filing in respect of that U.K. Treaty Lender.
(c)    Tax Indemnity.
(i)    The U.K. Borrower shall (within five Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan Document.
(ii)    Section 2.31(c)(i) above shall not apply:
(A)    with respect to any Tax assessed on a Lender:

(1)    under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or
(2)    under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or
(B)    to the extent a loss, liability or cost:
(1)    is compensated for by an increased payment under Section 2.31(b) (Tax Gross‑Up);
(2)    would have been compensated for by an increased payment under Section 2.31(b) (Tax Gross‑Up) but was not so compensated solely because one of the exclusions in Section 2.31(b)(iv) (Tax Gross‑Up) applied; or
(3)    relates to a FATCA Deduction required to be made by the U.K. Borrower or the Administrative Agent.
(iii)    A Lender making, or intending to make a claim under Section 2.31(c)(i) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the U.K. Borrower.
(iv)    A Lender shall, on receiving a payment from the U.K. Borrower under Section 2.31(c), notify the Administrative Agent.
(d)    Tax Credit. If the U.K. Borrower makes a Tax Payment and the relevant Lender determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and (2) that Lender has obtained and utilized that Tax Credit, the Lender shall pay an amount to the U.K. Borrower which that Lender reasonably determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the U.K. Borrower.
(e)    Lender Status Confirmation. Each Lender shall indicate, below its name on its signature page to this Agreement, and each New Lender shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and in each case for the benefit of the Administrative Agent and without liability to the U.K. Borrower, which of the following categories it falls within:
(i)    not a U.K. Qualifying Lender;

(ii)    a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or
(iii)    a U.K. Treaty Lender.
If a Lender or a New Lender fails to indicate its status in accordance with this Section 2.31(e), then such Lender or New Lender (as applicable) shall be treated for the purposes of this Agreement (including by the U.K. Borrower) as if it is not a U.K. Qualifying Lender until such time as it notifies the Administrative Agent which category of U.K. Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the U.K. Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 2.31(e).
(f)    Stamp Taxes. The U.K. Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.
(g)    Value Added Tax.
(i)    All amounts expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, on provision of a valid VAT invoice, by the Lender to the party, that party shall pay to the Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT.
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (where the Supplier is the person required to account to the relevant tax authority for the VAT). The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT. Where the Recipient is the person required to account to the relevant tax authority for the VAT the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.31(g) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994 or in any analogous legislation enacted in any jurisdiction other than the United Kingdom).
(h)    FATCA Deduction.
(i) The U.K. Borrower may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and the U.K. Borrower shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii) The U.K. Borrower shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify the Administrative Agent and the Administrative Agent shall notify the Lenders.
ARTICLE III

Representations and Warranties
Each Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each of the Issuing Banks and each of the Lenders that:
SECTION 3.01.    Organization; Powers. Terex and each of the Subsidiaries (including each Borrower) (a) is a corporation, partnership, limited liability company or other entity, duly incorporated or formed, as the case may be, validly existing and in good standing (other than with respect to any Subsidiary organized in Australia or Ireland, it being understood that Australia and Ireland do not have a concept of good standing) under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder. Each Borrower (other than Terex) is a wholly owned Subsidiary.
SECTION 3.02.    Authorization. Each of the Transactions will, at the time it occurs, (a) have been duly authorized by all requisite organizational action and (b) not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (C) any order of any Governmental Authority applicable to any Loan Party or (D) any provision of any indenture, agreement or other instrument to which Terex or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except, in the case of each of clause (i)(A), (i)(D) and (ii), where such violation, breach or default could not reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Terex or any Subsidiary Guarantor (other than any Lien created hereunder or under the Security Documents).
SECTION 3.03.    Enforceability. This Agreement has been duly executed and delivered by Terex and constitutes, and each other Loan Document has either been duly executed and delivered by each Loan Party thereto and constitutes or, when executed and delivered by each Loan Party thereto, will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) recordation of the Mortgages and the Guarantee and Collateral Agreement (or short form security agreements in form and substance satisfactory to the Administrative Agent and Terex) with respect to Perfection Intellectual Property, (c) the filing of this Agreement and the North Atlantic Guarantee Agreement at the Irish Companies Registration Office within 21 days of their execution and (d) such as have been made or obtained and are in full force and effect, except where the failure to obtain the same could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.05.    Financial Statements. Terex has heretofore furnished to the Lenders its consolidated and consolidating balance sheets and statements of income and changes in financial condition as of and for each of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Terex and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Terex and its consolidated Subsidiaries as of the dates thereof required to be reflected in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
SECTION 3.06.    No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects, condition, financial or otherwise, or material agreements of Terex and its Restricted Subsidiaries, taken as a whole, since December 31, 2013.
SECTION 3.07.    Title to Properties; Possession Under Leases. (a) Each of Terex and its Restricted Subsidiaries has fee title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
(b)    Each of Terex and its Restricted Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Terex and its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
(c)    No Borrower has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
(d)    Neither Terex nor any of its Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
SECTION 3.08.    Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Terex therein. The Equity Interests or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Terex, directly or indirectly through its Subsidiaries, free and clear of all Liens, except for Liens created under the Security Documents.
SECTION 3.09.    Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting Terex or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or (ii) as to which there is a reasonable probability of an adverse determination and that, if adversely determined in the ordinary course of such action, suit or proceeding, at the time of such determination, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    None of Terex or any of its Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c)    Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, except where the failure to have the same could not reasonably be expected to result in a Material Adverse Effect.
(d)    No exchange control law or regulation materially restricts any Borrower from complying with its obligations in respect of any Alternative Currency Loan or Letter of Credit or any other Loan Party with respect to its obligations under any Loan Document.
SECTION 3.10.    Agreements. (a) Neither Terex nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(b)    Neither Terex nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Federal Reserve Regulations. (a) Neither Terex nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
SECTION 3.12.    Investment Company Act. Neither Terex nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.13.    Use of Proceeds. The proceeds of (a) the Term Loans, together with a portion of the Revolving Loans and cash on hand at the Borrowers, will be used on the Closing Date solely to consummate the Existing Credit Agreement Refinancing and pay fees and expenses incurred in connection with the foregoing, and (b) the Revolving Loans will be used by the applicable Borrower solely (i) on the Closing Date, as set forth in clause (a) above, and (ii) from time to time after the Closing Date, for working capital needs and other general corporate purposes (including the making of dividends and other distributions in respect of its Equity Interests, the repurchase of Equity Interests in Terex, the repayment or other retirement of Indebtedness and the financing of Permitted Acquisitions, in each case, to the extent permitted hereunder).
SECTION 3.14.    Tax Returns. Each of Terex and its Subsidiaries has filed or caused to be filed all Federal and material state, local and non-U.S. Tax returns required to have been filed by it and has paid or caused to be paid all Taxes shown as due on such Tax returns and all assessments received by it (in each case giving effect to applicable extensions), except Taxes that are being contested in good faith by appropriate proceedings and for which Terex or such Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP.
SECTION 3.15.    No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, such Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable and due care in the preparation of such information, report, financial statement, exhibit or schedule.
SECTION 3.16.    Employee Benefit Plans. (a) Each of Terex and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of December 31, 2013, exceed the fair market value of the assets of each Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of December 31, 2013, exceed the fair market value of the assets of all such underfunded Plans, in each case, by an amount that could reasonably be expected to result in a Material Adverse Effect.
(b)    Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Terex, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction which would subject Terex or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of December 31, 2013, exceed the fair market value of the assets of all such Foreign Pension Plans, by an amount that could reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against

Terex or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.17.    Environmental Matters. Except as set forth in Schedule 3.17:
(a)    The properties owned, leased or operated by each of Terex and its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(b)    The Properties and all operations of each of Terex and its Subsidiaries are in compliance in all material respects, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(c)    There have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the current or former operations of Terex or its Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d)    Neither Terex nor any of its Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the current or former operations of Terex or such Subsidiaries or with regard to any person whose liabilities for environmental matters Terex or such Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do Terex or its Subsidiaries have reason to believe that any such notice will be received or is being threatened; and
(e)    Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have Terex or its Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.18.    Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by Terex or any of its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Each of Terex and its Restricted Subsidiaries has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
SECTION 3.19.    Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Stock (other than Uncertificated Foreign Securities, Uncertificated Limited Liability Company Interests and Uncertificated Partnership Interests) and the Pledged Debt Securities (as each such term is defined in the Guarantee and Collateral Agreement) are delivered to the Collateral Agent together with the proper endorsements, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Stock and Pledged Debt Securities to the extent that the laws of the United States or any state thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and all applicable filing fees have been paid, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement) to the extent such security interest may be perfected by the filing of a UCC financing statement, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 which by operation of law or contract would have priority over the Liens securing the Obligations and with respect to Collateral consisting of Investment Property (as defined in the UCC).
(b)    With respect to the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which Terex, the Subsidiary Guarantors and the Collateral Agent have agreed that the Collateral Agent may record the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to Terex and the Collateral Agent) with the United States Patent and Trademark Office (the “Perfection Intellectual Property”), upon the execution and delivery of the Guarantee and Collateral Agreement and the recordation of the Guarantee and Collateral Agreement (or such short-form security agreement) with the United States Patent and Trademark Office and the payment of all applicable fees, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement in the Perfection Intellectual Property shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Perfection Intellectual Property to the extent that a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person.
(c)    The Mortgages, upon the execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, subject to the exceptions listed in each insurance policy covering such Mortgage, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages referred to in Section 3.04(b) are recorded in the offices specified in Schedule 3.19(c) and all applicable fees have been paid, the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 which by operation of law or contract would have priority over the Liens securing the Obligations.

SECTION 3.20.    Location of Material Owned Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all Material Owned Real Property and the addresses thereof. Terex and the Subsidiary Guarantors own in fee all the real property set forth on Schedule 3.20.
SECTION 3.21.    Labor Matters. Except as set forth on Schedule 3.21, as of the Closing Date, there are no strikes, lockouts or slowdowns against Terex or any of its Restricted Subsidiaries pending or, to the knowledge of any Borrower, threatened. The hours worked by and payments made to employees of Terex and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from Terex or any of its Restricted Subsidiaries, or for which any claim may be made against Terex or any such Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Terex or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Terex or any of its Restricted Subsidiaries is bound on the Closing Date.
SECTION 3.22.    Solvency. Immediately after the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
SECTION 3.23.    Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under and as defined in the Existing Senior Subordinated Notes and the Existing Subordinated Note Indenture.
SECTION 3.24.    Anti-Terrorism Laws. (a) (i) None of the Borrowers, any of their respective subsidiaries or any of their respective directors or officers nor, to the knowledge of the Borrowers, any agent, employee or Affiliate of any of the foregoing is (A) a Person on the list of “Specially Designated Nationals and Blocked Persons”, (B) the subject of any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the U.S. State Department, the European Union, Her Majesty’s Treasury or other relevant sanctions authority that prohibits all or substantially all imports and exports between the United States of America and another country (currently Cuba, Iran, North Korea, Sudan and Syria) (collectively, “Sanctions”) or (C) located in any country or territory that is the subject of Sanctions except to the extent such presence is permitted pursuant to applicable law; and (ii) the Borrowers will not directly or, to their knowledge, indirectly, use the proceeds of the Loans or any Contract Loans or otherwise make available such proceeds to any person, or request the issuance of any Letter of Credit, for the purpose of financing the activities of any person, in any country or territory, that is subject to any Sanctions or for any other purpose or in any other manner that will result in a violation of Sanctions by any person (including any person participating in the Loans, whether as underwriter, advisor, investor or otherwise).
(b)    Each Loan Party and its subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) the applicable anti-terrorism laws, rules and regulations of jurisdictions where the Borrowers and their Affiliates conduct business from time to time.
(c)    No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or the laws, rules and regulations of any jurisdiction applicable to the Borrowers and their Affiliates from time to time relating to bribery or corruption.
SECTION 3.25.    Tax Residence. The U.K. Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each of the Issuing Banks and each of the Lenders that it is resident for tax purposes solely in the United Kingdom.
ARTICLE IV

Conditions
SECTION 4.01.    Initial Credit Event. The obligation of each Lender to make Loans (including Swingline Loans and Australian Fronted Loans) hereunder, and the obligation of each Issuing Bank to issue, amend, extend or renew any Letter of Credit hereunder on the Closing Date is subject to the satisfaction of the following conditions:
(a)    The Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of each Borrower and each Lender.
(b)    The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of Terex, confirming that the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied.
(c)    Terex shall have paid, when and as due (or, in the case of amounts due on the Closing Date, shall substantially contemporaneously with the making of the Loans to be made on the Closing Date, pay), all fees that under the terms hereof or of the Fee Letter are due and payable on or prior to such date, as well as the reasonable fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions (to the extent that reasonably detailed statements therefor have been delivered to Terex at least two Business Days in advance of the Closing Date).
(d)    The Security Documents set forth in Schedule 4.01(d) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and the priority described in each such Security Document; provided that, to the extent any Collateral of the type set forth on Schedule 5.11 (including the creation or perfection of any security in respect thereof) required pursuant to this paragraph (d) is not or cannot be provided or perfected on or prior to the Closing Date after the use by Terex of commercially reasonable efforts to do so (other than the grant and perfection of security interests in assets located in any state of the United States or the District of Columbia with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of a certificated security), then the provision and/or perfection of a security interest in any such Collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date (but shall be required to be provided as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.11 or such later date as may be reasonably agreed by the Administrative Agent and Terex).
(e)    With respect to any Loan Party organized in the United States, the Administrative Agent shall have received a Perfection Certificate with respect to such Loan Party dated the Closing Date and duly executed by a Responsible Officer of Terex, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
(f)    [Reserved]
(g)    The Existing Credit Agreement (and each related loan document) and all commitments thereunder shall have been terminated, all obligations thereunder shall have been paid in full and all documentation necessary to release or terminate, as applicable, security interests and guarantees in respect thereof shall have been delivered to the Administrative Agent or its counsel.
(h)    The Administrative Agent shall have received a certificate from a Financial Officer of Terex, in the form of Exhibit H and in substance reasonably satisfactory to the Administrative Agent, certifying that Terex and the other Loan Parties on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereunder to occur on the Closing Date, are solvent.
(i)    The Administrative Agent shall have received (i) a certificate as to the good standing of each Loan Party as of a recent date, from the Secretary of State of the State (or comparably entity) of the state (or comparable jurisdiction) of its organization (or, in the case of a Subsidiary Borrower, if such jurisdiction does not issue such certificates, a comparable document or the results of searches of official registries demonstrating good standing or lack of insolvency proceedings against such Loan Party, as available); (ii) a certificate of the Secretary, Assistant Secretary or Director, as applicable, of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of (1) the by-laws (or comparable organizational documents) and (2) the certificate or articles of incorporation (or comparable organizational documents), including all amendments thereto, certified as of a recent date by such Secretary of State (or comparable entity) (or, in the case of a Subsidiary Borrower, if no such certification is available, comparable certification or an extract of such documents filed with any official registry, as available), in each case of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below (or, if such by-laws (or comparable documents) or certificate or articles of incorporation (or comparable documents) have not been amended or modified since any delivery thereof to the Administrative Agent on or following the Closing Date, certifying that no such amendment or modification has occurred), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
(j)    The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) the General Counsel of Terex, substantially to the effect set forth in Exhibit G-1, (ii) Bryan Cave LLP, counsel for the Borrowers, substantially to the effect set forth in Exhibit G-2, and (iii) local counsel for each of the Subsidiary Borrowers, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders and (C) covering such matters as the Administrative Agent shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinions.
(k)    The Lenders shall have received, at least five days prior to the Closing Date, to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 4.02.    All Credit Events. The obligation of each Lender to make Loans (including Swingline Loans and Australian Fronted Loans) hereunder, and the obligation of each Issuing Bank to issue, amend, extend or renew any Letter of Credit hereunder (each, a “Credit Event”) is subject to the occurrence of the Closing Date and to the satisfaction of the following conditions on the date of each Credit Event:

(a)    The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the applicable Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b) or, in the case of a Borrowing of an Australian Fronted Loan, the Australian Fronting Lender and the Administrative Agent shall have received a notice requesting such Australian Fronted Loan as required by Section 2.24(b).
(b)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality, Material Adverse Effect or words of similar import, in all respects) as of such earlier date.
(c)    Each Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.02.
ARTICLE V

Affirmative Covenants
Each Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01.    Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated or in an otherwise prudent manner; comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties, ERISA, OFAC, the FCPA and the USA PATRIOT Act) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted unless failure to comply could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be conducted at all times in a commercially reasonable manner.
SECTION 5.02.    Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance (including self insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
(b)    Cause all such policies of Terex or any Domestic Subsidiary (other than an Excluded Subsidiary) that is a Restricted Subsidiary to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Terex or any such Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that no Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)    If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
(d)    With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that in effect on the Closing Date, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.
(e)    Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Borrower; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
(f)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)    none of the Administrative Agent, the Lenders, the Issuing Banks, or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) each Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their agents and employees; and
(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Required Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of any Borrower and its Subsidiaries or the protection of their properties and the Administrative Agent, the Collateral Agent and the Required Lenders shall have the right from time to time to require the Borrowers and the other Loan Parties to keep other insurance in such form and amount as the Administrative Agent, the Collateral Agent or the Required

Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.
SECTION 5.03.    Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation or Taxes so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Taxes and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
SECTION 5.04.    Financial Statements, Reports, etc. In the case of Terex, furnish to the Administrative Agent for distribution by the Administrative Agent to each Lender:
(a)    within 90 days (or if Terex files its annual report on Form 10-K with the SEC sooner, then promptly thereafter) after the end of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of Terex and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited (in the case of such consolidated financial statements) by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing or otherwise reasonably acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Terex and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days (or if Terex files its quarterly report on Form 10-Q with the SEC sooner, then promptly thereafter) after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of Terex and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Terex and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(c)    concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, (i) if there shall have been any Unrestricted Subsidiaries during the relevant period, comparable financial statements (which need not be audited or contain footnotes) for such period covering Terex and its Restricted Subsidiaries, and (ii) a certificate of the accounting firm (unless at such time it is the practice and policy of such accounting firm not to deliver such certificates) or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (B) in the case of any such letter from such Financial Officer, setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11, in a form reasonably satisfactory to the Administrative Agent; and (C) in the case of financial statements delivered under subparagraph (b) above for the last fiscal quarter of any ECF Period, setting forth Terex’s calculation of Excess Cash Flow for the ECF Period then ended;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Terex or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
(e)    within 90 days after the first day of each fiscal year of Terex, a copy of the budget for its consolidated balance sheet and related statements of income and cash flows for such fiscal year; and
(f)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Terex or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Banks and each Lender, promptly after obtaining knowledge thereof, written notice of the following:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and
(c)    any development with respect to Terex or any Subsidiary that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
SECTION 5.06.    Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of any Borrower or any Affiliate knows that any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of any Borrower in an aggregate amount exceeding $25,000,000 (or the Dollar Equivalent thereof in another currency), a statement of a Financial Officer of such Borrower setting forth details as to such ERISA Event and the action, if any, that such Borrower proposes to take with respect thereto.
SECTION 5.07.    Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of any Borrower or any Restricted Subsidiary at reasonable times and as often as reasonably requested (but in no event more than twice annually unless an Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of any Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor.
(b)    In the case of Terex, use commercially reasonable efforts to cause the credit facilities provided for hereunder to be continuously rated by S&P and Moody’s, and to maintain a corporate rating from S&P and a corporate family rating from Moody’s.
SECTION 5.08.    Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes described in Section 3.13.
SECTION 5.09.    Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that no Borrower nor any of the Restricted Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
SECTION 5.10.    Preparation of Environmental Reports. If an Event of Default caused by reason of a breach of Section 3.17 or 5.09 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the applicable Borrower, an environmental site assessment report for the Properties which are the subject of such default, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any Remedial Action or any other activity required to bring the Properties into compliance with Environmental Laws in connection with such Properties.
SECTION 5.11.    Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under Schedule 5.11 or under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. On and after the Closing Date, Terex will cause each Material Domestic Restricted Subsidiary (whether now in existence or hereafter created or acquired) or any Domestic Subsidiary which is a Restricted Subsidiary and which becomes a Material Domestic Restricted Subsidiary to become a Subsidiary Guarantor by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, Terex and the Subsidiary Guarantors will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of their assets and properties acquired after the Closing Date as would constitute Collateral under any Security Document (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the U.S. assets of Terex and the Subsidiary Guarantors (including Material Owned Real Property and other U.S. assets acquired subsequent to the Closing Date and 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests in each Material First Tier Foreign Subsidiary, but excluding (i) any assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining a security interest in the same are excessive in relation to the benefit to the Lenders of the security intended to be afforded thereby and (ii) any assets of a type specifically excluded as Collateral under the Guarantee and Collateral Agreement). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and Terex shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, flood hazard determination forms, evidence of any insurance required by Section 5.02, surveys, title insurance policies (including any endorsements thereto) and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. In furtherance of the foregoing, Terex will give prompt notice to the Administrative Agent of (A) the acquisition by it or any Subsidiary Guarantor of any Material Owned Real Property, (B) any Domestic Subsidiary which becomes a Material Domestic Restricted Subsidiary (or of the circumstances described in the proviso to the definition of the term “Material Domestic Restricted Subsidiary”) and (C) any Foreign Subsidiary which becomes a Material First Tier Foreign Subsidiary.
(b)    In the case of Terex and the Subsidiary Guarantors, promptly to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its jurisdiction of organization, (iii) in its corporate or legal structure or (iv) in its Federal Taxpayer Identification Number. Terex and each Subsidiary Guarantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral. Terex and each Subsidiary Guarantor agrees promptly to notify the Collateral Agent if any material portion of the Collateral owned or held by such Borrower is damaged or destroyed.

ARTICLE VI

Negative Covenants
Each Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, such Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to:
SECTION 6.01.    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except that Terex and any Restricted Subsidiary may incur, create, assume or permit to exist:
(a)    Indebtedness existing on the Closing Date and set forth in Schedule 6.01;
(b)    Additional Subordinated Notes;
(c)    Indebtedness created under this Agreement and the other Loan Documents;
(d)    Contract Loans permitted under Section 2.29;
(e)    Indebtedness pursuant to (i) Hedging Agreements and (ii) any Additional L/C Facility; provided, however, that (x) the Additional L/C Exposure shall not exceed $300,000,000 at any time and (y) the sum of the L/C Exposure and the Additional L/C Exposure shall not exceed $400,000,000 at any time;
(f)    Indebtedness of (i) Terex or any wholly owned Restricted Subsidiary to any other wholly owned Restricted Subsidiary, (ii) any wholly owned Restricted Subsidiary to Terex or (iii) Terex to Finsub incurred to capitalize Finsub pursuant to the Receivables Program; provided, however, that any Indebtedness of a Loan Party shall be subordinated to the prior payment in full of the Obligations;
(g)    Indebtedness resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
(h)    Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to the Collateral Agent mortgagee title insurance policies;
(i)    Indebtedness arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales and Permitted Acquisitions permitted hereunder;
(j)    Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance, insurance and return-of-money bonds and other similar obligations;

(k)    Indebtedness consisting of (i) Acquired Indebtedness or (ii) Purchase Money Indebtedness or Capital Lease Obligations incurred in the ordinary course of business after the Closing Date; provided that, at the time of the incurrence of any such Indebtedness and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) either (x) the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00 or (y) the aggregate principal amount of all Indebtedness incurred, created or assumed pursuant to this Section 6.01(k) at any time when the Consolidated Leverage Ratio exceeds 3.75 to 1.00 does not exceed $200,000,000 at any time;
(l)    (i) Indebtedness in respect of Retained Recourse Equipment Loans so long as the Retained Recourse Amount does not exceed $500,000,000 at any time and (ii) Floor Plan Guarantees;
(m)    Indebtedness incurred to extend, renew or refinance Indebtedness described in paragraph (a), (k), (l) or (p) of this Section 6.01 (“Refinancing Indebtedness”) so long as (i) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest or premiums required to be paid thereon plus fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (iii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the Obligations to the extent of the Indebtedness being extended, renewed or refinanced and (iv) the covenants, events of default and other non-pricing provisions of the Refinancing Indebtedness shall be no less favorable to the Lenders than those contained in the Indebtedness being extended, renewed or refinanced;
(n)    Indebtedness classified as Capital Lease Obligations incurred in connection with the purchase of inventory to be sold in the ordinary course of business;
(o)    Indebtedness of Foreign Subsidiaries not exceeding $300,000,000 in the aggregate at any time outstanding;
(p)    in addition to any of the foregoing, other unsecured Indebtedness; provided that at the time of the incurrence of any such Indebtedness and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) either (A) the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00 or (B) the aggregate outstanding principal amount of Indebtedness incurred, created or assumed pursuant to this Section 6.01(p) at any time when the Consolidated Leverage Ratio exceeds 3.75 to 1.00 does not exceed $300,000,000 at any time; and
(q)    Guarantees of Indebtedness of Terex or any Restricted Subsidiary, which Indebtedness is otherwise permitted under this Section 6.01; provided that (x) if such Indebtedness is subordinated to the Obligations, such Guarantee shall be subordinated to the same extent and (y) no Guarantee by a Loan Party of Indebtedness of a non-Loan Party shall be permitted under this clause (q) other than Guarantees constituting investments permitted under Section 6.04 (other than 6.04(k)).

SECTION 6.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of any Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date;
(b)    any Lien created under the Loan Documents;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of any Borrower or any Restricted Subsidiary and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any Mortgaged Property, (B) materially reduce the fair market value of such Mortgaged Property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such Mortgaged Property;
(d)    Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
(f)    pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(g)    (i) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens on the receivables of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary in respect of performance bonds and similar obligations in an aggregate principal amount not to exceed the foreign currency equivalent of $10,000,000 at any one time outstanding;
(h)    zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Borrower or any of its Restricted Subsidiaries;
(i)    purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Borrower or any Restricted Subsidiary or in respect of Capital Lease Obligations; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(k), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of any Borrower or any Restricted Subsidiary;
(j)    Liens arising from the rendering of a final judgment or order that does not give rise to an Event of Default;
(k)    Liens securing Acquired Indebtedness; provided that (i) such Indebtedness was secured by such Liens at the time of the relevant Permitted Acquisition and such Liens were not incurred in contemplation thereof and (ii) such Liens do not extend to (x) any property of Terex or the Restricted Subsidiaries (other than the Acquired Person) or (y) to any property of the Acquired Person other than the property securing such Liens on the date of the relevant Permitted Acquisition;
(l)    Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 6.02; provided that such Lien does not apply to any additional property or assets of Terex or any Restricted Subsidiary;
(m)    Liens in favor of any Loan Party;
(n)    Liens on Program Receivables purported to be sold by Terex or any Restricted Subsidiary in connection with the Receivables Program; and
(o)    Liens on property and assets of the Foreign Subsidiaries not constituting Collateral to secure Indebtedness of Foreign Subsidiaries incurred under Section 6.01(o).
SECTION 6.03.    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback”); provided that any Borrower or any Restricted Subsidiary may enter into any such transaction to the extent that any lease obligations and Liens associated therewith would not be prohibited under this Agreement.
SECTION 6.04.    Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:
(a)    investments by Terex and its Restricted Subsidiaries (i) existing on the Closing Date in the Equity Interests of the Subsidiaries, (ii) existing on the Closing Date and set forth on Schedule 6.04 and (iii) made after the Closing Date in the Equity Interests of the Subsidiary Guarantors;

(b)    Permitted Investments;
(c)    investments in JV Finco not exceeding $25,000,000 at any time outstanding;
(d)    Terex or any Restricted Subsidiary may make any Permitted Acquisition; provided that Terex or, if such Restricted Subsidiary is a Subsidiary Guarantor, such Subsidiary Guarantor complies, and causes any acquired entity to comply, with the applicable provisions of Section 5.11 and the Security Documents with respect to the person or assets so acquired;
(e)    the Borrowers and their respective Restricted Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business;
(f)    Consolidated Capital Expenditures;
(g)    cash collateral provided to the Collateral Agent pursuant to the Loan Documents;
(h)    promissory notes issued by any purchaser in connection with any Asset Sale permitted pursuant to Section 6.05(b);
(i)    provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of such payment or after giving effect thereto, and (b) the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00, (A) the purchase by Terex of shares of its common stock (for not more than fair market value) in connection with the delivery of such stock to grantees under any stock option plan (upon the exercise by such grantees of their stock options) or any other deferred compensation plan, any retirement plan, stock purchase plan or other employee benefit plan of Terex approved by its board of directors and (B) the repurchase of shares of, or options to purchase shares of, common stock of Terex or any of its Subsidiaries from employees, former employees, directors or former directors of Terex or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by its board of directors under which such individuals purchase or sell or are granted the option to purchase or sell, such common stock;
(j)    accounts receivable arising in the ordinary course of business from the sale of inventory;
(k)    Guarantees constituting Indebtedness permitted by Section 6.01;
(l)    investments in joint ventures in Related Businesses, investments in non-Loan Party Subsidiaries and investments in Unrestricted Subsidiaries (including JV Finco); provided that at the time of such investment and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) either (x) the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00 or (y) the aggregate amount of all investments made pursuant to this Section 6.04(l) at any time when the Consolidated Leverage Ratio exceeds 3.75 to 1.00 does not exceed $100,000,000 at any time;
(m)    intercompany loans and advances constituting Indebtedness permitted by Section 6.01(f);
(n)    provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, investments made by Terex or any Restricted Subsidiary to the extent the consideration paid by Terex or such Restricted Subsidiary for such investment consists of equity of Terex;
(o)    other investments in an aggregate amount (without giving effect to any write down or write off thereof) not exceeding $400,000,000 at any time outstanding;
(p)    investments in Finsub arising as a result of (i) the sale or contribution of Program Receivables to Finsub or (ii) the initial capitalization of Finsub;
(q)    Hedging Agreements to the extent permitted by Section 6.01(e);
(r)    investments by Terex or any Restricted Subsidiary consisting of purchase money loans or lease financing to customers of Terex, any Restricted Subsidiary or any entity in which Terex or a Restricted Subsidiary owns directly or indirectly an Equity Interest (a “Joint Venture”) to finance the acquisition or lease by such customers of (i) equipment manufactured or sold by Terex, any Restricted Subsidiary or a Joint Venture, in each case in the ordinary course of business, and (ii) equipment purchased by Terex or any Restricted Subsidiary from other manufacturers or other persons in connection with a transaction in which Terex or any Restricted Subsidiary finances the acquisition or lease of such equipment by the customers of Terex, any Restricted Subsidiary or a Joint Venture (collectively, “Equipment Loans”); in an aggregate principal amount (including as principal the aggregate remaining lease payments in all such leases that are not in the nature of finance charges) not to exceed $1,250,000,000 at any time outstanding; and
(s)    investments to fund supplemental executive retirement plan obligations in an aggregate amount not to exceed $50,000,000 during the term of this Agreement.
SECTION 6.05.    Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Terex and the Restricted Subsidiaries (whether now owned or hereafter acquired) or less than all the Equity Interests of any Loan Party, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that:
(i)    any Borrower and any Restricted Subsidiary may purchase and sell inventory in the ordinary course of business;

(ii)    (A) any Restricted Subsidiary may sell Program Receivables to Terex and (B) Terex and any Restricted Subsidiary may sell Program Receivables to Finsub pursuant to the Receivables Program; and
(iii)    if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing:
(A)    any wholly owned Subsidiary (other than Finsub) may merge into Terex in a transaction in which Terex is the surviving corporation;
(B)    any wholly owned Restricted Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Restricted Subsidiary and no person other than Terex or a wholly owned Restricted Subsidiary receives any consideration; provided that, if either of the wholly owned Subsidiaries party to such merger or consolidation is a Subsidiary Guarantor, then the surviving entity shall be or become a Subsidiary Guarantor;
(C)    in connection with any Permitted Acquisition pursuant to Section 6.04(d), Terex or any wholly owned Subsidiary may acquire or merge into or consolidate with any entity acquired pursuant to such Permitted Acquisition in a transaction in which the surviving entity is Terex or a wholly owned Subsidiary; provided that, (x) if any Borrower is a party to such merger or consolidation, such Borrower shall be the surviving corporation and such Borrower’s jurisdiction of organization shall remain the same as immediately prior to such merger or consolidation, and (y) if any wholly owned Restricted Subsidiary that is a Subsidiary Guarantor merges into or consolidates with any entity acquired pursuant to such Permitted Acquisition, then the surviving entity shall be or become a Subsidiary Guarantor;
(D)    Terex or any Subsidiary may transfer Equity Interests of, or assets of, a Domestic Subsidiary to Terex or to any wholly owned Domestic Subsidiary where no person other than Terex or a wholly owned Subsidiary receives any consideration; provided that, if (x) such Equity Interests or such assets being transferred are Equity Interests of, or assets of, a Subsidiary Guarantor, then the recipient thereof shall be or become a Subsidiary Guarantor, and (y) if the transferor of such Equity Interests or such assets is a Subsidiary Guarantor, then the recipient thereof shall be or become a Subsidiary Guarantor;
(E)    Terex or any Subsidiary may transfer Equity Interests of a Foreign Subsidiary (other than a Material First Tier Foreign Subsidiary) to any other Foreign Subsidiary where no person other than Terex or a wholly owned Restricted Subsidiary receives any consideration; and
(F)    Terex or any Subsidiary may transfer Equity Interests of, or assets of, a Material First Tier Foreign Subsidiary to any other Material First Tier Foreign

Subsidiary where no person other than Terex or a wholly owned Subsidiary receives any consideration, provided that in the case of a transfer of Equity Interests, such transfer is subject to the pledge of the 65% of the voting Equity Interests thereof to the Collateral Agent.
provided, however, that any merger, consolidation or transfer of assets by or between Terex or a Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary, on the other hand, shall be subject to the limitation set forth in Section 6.04(l).
(b)    Engage in any Asset Sale not otherwise prohibited by Section 6.05(a) unless all of the following conditions are met: (i) the consideration received is at least equal to the fair market value of such assets; (ii) at least 75% of the consideration received is cash; (iii) the Net Cash Proceeds of such Asset Sale are applied as required by Section 2.13(b); and (iv) no Default or Event of Default shall result from such Asset Sale.
SECTION 6.06.    Dividends and Distributions; Restrictions on Ability of Restricted Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Restricted Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose; provided, however, that (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) Terex may at any time pay dividends with respect to Equity Interests solely in additional shares of its Equity Interests and (iii) Terex may pay dividends on, and redeem and repurchase its Equity Interests, provided that, in the case of this clause (iii), the following conditions are satisfied: (A) at the time of such dividend, redemption or purchase and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would arise as a result thereof, and (B) immediately after giving effect to any payment, the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00. Notwithstanding the foregoing, Terex may (x) repurchase Equity Interests in accordance with Section 6.04(i) and (y) pay dividends on, and repurchase, Equity Interests for any other reason in an aggregate amount not to exceed $100,000,000 during any year.
(b)    Permit its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (i) pay any dividends or make any other distributions on its Equity Interests or any other interest or (ii) make or repay any loans or advances to Terex or the parent of such Restricted Subsidiary, other than any encumbrance or restriction imposed by law or any Loan Document.
SECTION 6.07.    Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that any Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and except that this Section shall not apply to any transaction between or among Borrowers and Guarantors or any transaction between Terex or any Restricted Subsidiary and Finsub pursuant to the Receivables Program.
SECTION 6.08.    Business of Borrowers and Restricted Subsidiaries. Engage at any time in any business or business activity other than the Related Business; provided, however, that, notwithstanding the fact that Finsub is an Unrestricted Subsidiary, Terex shall not permit (a) Finsub to engage in any trade or business, or otherwise conduct any activity, other than the exercise of its rights and the performance of its obligations pursuant to the Receivables Program and other incidental activities and (b) the aggregate amount advanced by all special purpose trusts, funding vehicles and other persons (other than Terex and the Restricted Subsidiaries) to Finsub in respect of the Trade Receivables and Equipment Receivables owned by Finsub to exceed $1,500,000,000 at any time.
SECTION 6.09.    Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement (other than the Existing Credit Agreement) pursuant to which any Indebtedness of any Borrower or any Restricted Subsidiary in an aggregate principal amount in excess of $50,000,000 is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release is to (i) increase the interest rate on such Indebtedness; (ii) accelerate the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change any event of default or add any material covenant with respect to such Indebtedness; (iv) change the prepayment provisions of such Indebtedness in any manner adverse to the Lenders; (v) change the subordination provisions thereof (or the subordination terms of any Guarantee thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower, any Restricted Subsidiary, the Administrative Agent or the Lenders.
(b)    Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness for borrowed money (other than the Loans) of any Borrower or any Restricted Subsidiary or pay in cash any amount in respect of such Indebtedness that may at the obligor’s option be paid in kind or in other securities, except that (i) Terex and its Restricted Subsidiaries shall be permitted to do any of the foregoing with the Net Cash Proceeds of any issuance of Equity Interests of Terex or Refinancing Indebtedness, (ii) Terex and its Restricted Subsidiaries shall be permitted to do any of the foregoing if all of the following conditions are satisfied: (x) at the time of such distribution or payment and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would arise as a result thereof and (y) either (A) immediately after giving effect to such distribution or payment, the Consolidated Leverage Ratio shall be less than or equal to 3.75 to 1.00 or (B) the aggregate amount of all such distributions or payments made pursuant to this Section 6.09(b) at any time when the Consolidated Leverage Ratio exceeds 3.75 to 1.00 would not exceed $200,000,000, (iii) Terex may at any time repay Indebtedness of any Borrower or any Restricted Subsidiary solely in Equity Interests of Terex and (iv) at any time when there are no Term Loans outstanding hereunder, Terex may make offers to repurchase at par (“Asset Sale Repurchase Offers”) its Existing Notes in accordance with the indentures governing the same, and may repurchase such notes to the extent tendered in such Asset Sale Repurchase Offers.
SECTION 6.10.    Interest Coverage Ratio. If on the last day of any fiscal quarter of Terex, the sum of the Aggregate Revolving Credit Exposure and the Aggregate Contract Loan Exposure exceeds 30% of the Total Revolving Credit Commitments, permit the Interest Coverage Ratio for the period of four consecutive fiscal quarters of Terex, in each case taken as one accounting period, ending on such date to be less than 2.50 to 1.00.
SECTION 6.11.    Senior Secured Leverage Ratio. If on the last day of any fiscal quarter of Terex, the sum of the Aggregate Revolving Credit Exposure and the Aggregate Contract Loan Exposure exceeds 30% of the Total Revolving Credit Commitments, permit the Senior Secured Leverage Ratio as of such date to be greater than 2.75 to 1.00.
SECTION 6.12.    Fiscal Year. Permit the fiscal year of Terex to end on a day other than December 31.
SECTION 6.13.    Designation of Unrestricted Subsidiaries. (a) Terex may not designate any Restricted Subsidiary that is a Loan Party as an Unrestricted Subsidiary. Terex may designate any Subsidiary created or acquired after the Closing Date as an Unrestricted Subsidiary under this Agreement (a “Designation”) only if:
(i)    such Subsidiary does not own any Equity Interests or other equity interests of any Restricted Subsidiary;
(ii)    no Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;
(iii)    after giving effect to such Designation and any related investment to be made in such designated Subsidiary by Terex or any Restricted Subsidiary, Terex and its Restricted Subsidiaries would be in compliance with Section 6.04 and with each of the covenants set forth in Sections 6.10 and 6.11; and
(iv)    Terex has delivered to the Administrative Agent (x) written notice of such Designation and (y) a certificate, dated the effective date of such Designation, of a Financial Officer certifying compliance with the conditions set forth in subclause (iii) above and setting forth reasonably detailed calculations demonstrating such compliance.
(b)    Terex may designate any Unrestricted Subsidiary as a Restricted Subsidiary under this Agreement (an “RS Designation”) only if:
(i)    no Event of Default shall have occurred and be continuing at the time of or after giving effect to such RS Designation, and after giving effect thereto, Terex would be in compliance with each of the covenants set forth in Sections 6.10 and 6.11;

(ii)    all Liens on assets of such Unrestricted Subsidiary and all Indebtedness of such Unrestricted Subsidiary outstanding immediately following the RS Designation would, if initially incurred at such time, have been permitted to be incurred pursuant to Sections 6.01 and 6.02, respectively;
(iii)    such designation would meet the applicable criteria of the term “Permitted Acquisition” were Terex acquiring 100% of the Equity Interests of such Unrestricted Subsidiary at such time and shall be deemed to have been a Permitted Acquisition effected on the date of such designation; and
(iv)    Terex has delivered to the Administrative Agent (x) written notice of such RS Designation and (y) a certificate, dated the effective date of such RS Designation, of a Financial Officer certifying compliance with the conditions set forth in subclause (iii) above and setting forth reasonably detailed calculations demonstrating such compliance.
(c)    Upon any such RS Designation with respect to an Unrestricted Subsidiary (i) Terex and its Restricted Subsidiaries shall be deemed to have received a return of their investment in such Unrestricted Subsidiary equal to the lesser of (x) the amount of such investment immediately prior to such RS Designation and (y) the fair market value (as reasonably determined by Terex) of the net assets of such Subsidiary at the time of such RS Designation and (ii) for purposes of Section 6.04(l) Terex and its Restricted Subsidiaries shall be deemed to have maintained an investment in an Unrestricted Subsidiary equal to the excess, if positive, of the amount referred to in clause (i)(x) above over the amount referred to in clause (i)(y) above.
(d)    Neither Terex nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of any Indebtedness of any Unrestricted Subsidiary, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary, except in the case of clause (x) or (y) to the extent permitted under Section 6.01 and Section 6.04 hereof. Except as provided in paragraph (c) above, each Designation shall be irrevocable, and no Unrestricted Subsidiary may become a Restricted Subsidiary, be merged with or into Terex or a Restricted Subsidiary or liquidate into or transfer substantially all its assets to Terex or a Restricted Subsidiary.
(e)    Terex shall not, and shall not permit any Restricted Subsidiary to, furnish any funds to or make any investment in any Unrestricted Subsidiary or any other person for purposes of enabling it to make any payment or distribution that could not be made by Terex or the Restricted Subsidiaries in accordance with the provisions of Section 6.06(a) or 6.09(b).
ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)    default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days after notice;
(d)    default shall be made in the due observance or performance by any Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI; provided that a default under Section 6.10 or 6.11 (a “Financial Covenant Default”) shall not constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Credit Lenders shall have accelerated the maturity of any Revolving Credit Loan outstanding or terminated the Revolving Credit Commitments as a result thereof;
(e)    default shall be made in the due observance or performance by any Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to Terex;
(f)    any Borrower or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of any Borrower or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,

(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of any Borrower or any Restricted Subsidiary or (iii) the winding-up or liquidation of any Borrower or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of any Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)    one or more judgments for the payment of money the aggregate amount which is not covered by insurance is in excess of $50,000,000 shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Restricted Subsidiary to enforce any such judgment;
(j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Borrower and its ERISA Affiliates in an aggregate amount exceeding $50,000,000;
(k)    any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms) or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
(l)    any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy; or

(m)    there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, with the consent of the Required Lenders (or, in the case of a Financial Covenant Default, the Required Revolving Credit Lenders), may, and at the request of the Required Lenders (or, in the case of a Financial Covenant Default, the Required Revolving Credit Lenders) shall, by notice to Terex, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII

The Administrative Agent and the Collateral Agent
In order to expedite the transactions contemplated by this Agreement, Credit Suisse AG is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Banks (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”). Each of the Lenders, the Issuing Banks, and each assignee of any such Lender or Issuing Bank, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender, Issuing Bank or assignee and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the Program Receivables and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section

9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Terex or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents and advisors (“Related Parties”). The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and Terex. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Terex to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Terex and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.
Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on the sum of its aggregate available Commitments and outstanding Loans hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by any Borrower (and without limiting any such Borrower’s obligation to do so) and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by any Borrower or any other Loan Party (and without limiting any such Borrower’s or any such Loan Party’s obligation to do so); provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents. Each Revolving Credit Lender agrees to reimburse each of the Issuing Banks and their directors, employees and agents, in each case, to the same extent and subject to the same limitations as provided above for the Agents.
Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers is named as such for recognition purposed only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither of the Lead Arrangers in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other person.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(a)    if to any Borrower, to it in care of Terex at 200 Nyala Farm Road, Westport, CT 06880, Attention of General Counsel (Fax No. (203) 227-1647);
(b)    if to the Administrative Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, New York 10010, Attention of Loan Operations – Boutique Management (Fax No. (212) 325-8315), Email list.ops-collateral@credit-suisse.com; and
(c)    if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
Each Borrower hereby agrees, unless directed otherwise by the Administrative Agent, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.
Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Terex or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Terex or its securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.17); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Terex notifies the Administrative Agent reasonably in advance of the intended distribution that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the credit facilities provided for herein.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Terex or its securities for purposes of foreign, United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.
The Administrative Agent agrees that the receipt of the Communications by it at its e‑mail address set forth above shall constitute effective delivery of the Communications to it for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document or the Additional L/C Facility is outstanding and unpaid or any Letter of Credit or Additional Letter of Credit is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 2.31 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.
SECTION 9.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by Terex and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 9.04.    Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b)    Each Lender may assign to one or more assignees (other than any Ineligible Assignee or any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender or an Approved Fund (unless the proposed assignment is of a Revolving Credit Commitment), (x) Terex (unless an Event of Default shall have occurred and be continuing) and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the applicable Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Terex’s withholding of consent to any assignment to a competitor of Terex or any Restricted Subsidiary shall not be considered to be unreasonably withheld, and that Terex shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof)) and (y) the amount of the Commitment or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or not less than €1,000,000 with respect to Euro Term Loans) without the prior written consent of the Administrative Agent (or, if less, the entire remaining amount of such Lender’s Commitment or Loans, as applicable), (ii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced at the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. For purposes of this Section 9.04(b), the term “Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20, 2.31 and 9.05, as well as to any Fees accrued for its account and not yet paid).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is not an Ineligible Assignee and that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of Terex, the applicable Swingline Lender, the Issuing Banks and the Administrative Agent to such assignment and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f)    (i) Each Lender may without the consent of any Borrower, any Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16, 2.20 and 2.31 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation) and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participant bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participant bank or person has an interest, releasing any Guarantor

(other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral or increasing or extending the Commitments).
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), which entries shall be conclusive absent manifest error; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(g)    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to any Borrower furnished to such Lender by or on behalf of any Borrower; provided that, prior to any such disclosure of Information (as defined in Section 9.17) which Information is confidential pursuant to Section 9.17, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
(j)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, (i) any SPC may (x) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, and (ii) the protections afforded to any SPC pursuant to the provisions of this Section 9.04(j) may not be amended or modified without the written consent of such SPC.
(k)    In the event that (i) any Revolving Credit Lender shall become a Defaulting Lender or (ii) S&P, Moody’s and Thompson’s BankWatch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long‑term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Revolving Credit Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender), then each Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request Terex to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the applicable Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
(l)    Notwithstanding anything to the contrary contained in this Agreement, (i) any Lender may, at any time, assign all or any portion of its Term Loans to Terex or the applicable Borrower and (ii) Terex or the applicable Borrower may, from time to time, purchase Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all Lenders of the applicable Class on a pro rata basis in accordance with customary procedures to be agreed between Terex and the Administrative Agent or (y) open market purchases; provided that in connection with any assignment and purchase pursuant to this Section 9.04(l):
(A)    no Event of Default shall have occurred and be continuing at the time of such assignment or shall result therefrom;
(B)    any Term Loans purchased by a Borrower shall, without further action by any person, be deemed canceled and no longer outstanding (and may not be resold) for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (iii) any determination of the Required Lenders (it being understood and agreed that (x) any gains or losses by Terex upon any such purchase and cancelation of Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (y) any such purchase of Loans pursuant to this Section 9.04(l) shall not constitute a Voluntary Prepayment of Loans for purposes of this Agreement but, if made pursuant to Dutch auction procedures as described above, shall reduce the remaining scheduled amortization payments for the Term Loans of such Class pursuant to Section 2.11(a) ratably);
(C)    the purchasing Borrower shall not have any material non-public information that either (i) has not been disclosed in writing to the assigning Lender (other than any such Lender that does not wish to receive material non-public information) on or prior to the date of any assignment to the purchasing Borrower or initiation of a Dutch auction by the purchasing Borrower or (ii) if not disclosed to such Lender, could reasonably be expected to have a material effect upon, or otherwise be material to, (x) such Lender’s decision to make such assignment or (y) the market price of the Term Loans, in each case except to the extent that such Lender has entered into a customary “big boy” letter with the purchasing Borrower;
(D)    the assigning Lender and the purchasing Borrower shall execute and deliver to the Administrative Agent a Borrower Purchase Assignment and Acceptance in lieu of an Assignment and Acceptance;
(E)    no proceeds from Revolving Loans or Contract Loans shall be used to fund any such purchase of Term Loans; and
(F)    the aggregate principal amount of Term Loans purchased by the Borrowers through open market purchases pursuant to this Section 9.04(l) shall not exceed $100,000,000 during the term of this Agreement.

In connection with any Term Loans purchased and canceled pursuant to this Section 9.04(l), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancelation.
SECTION 9.05.    Expenses; Indemnity. (a) Terex agrees to pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Affiliate of the foregoing persons in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and a firm of local counsel in each relevant jurisdiction (and, if reasonably necessary, one special counsel) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lenders or any Lender (including the Australian Fronting Lender) in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, as applicable, including the reasonable and documented fees, charges and disbursements of one firm of counsel and one firm of local counsel in each relevant jurisdiction for such parties taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel and one additional local counsel in each relevant jurisdiction for all such affected parties (so long as such shared representation is consistent with and permitted by professional responsibility rules)).
(b)    Terex agrees to indemnify the Lead Arrangers, the Administrative Agent, the Collateral Agent, each Lender (including the Australian Fronting Lender and the Swingline Lenders), each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents, trustees, members, partners and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of one firm of counsel and one firm of local counsel in each relevant jurisdiction (and, if reasonably necessary, one special counsel) for each of the Lead Arrangers, the Administrative Agent and the Collateral Agent, and one firm of counsel and one firm of local counsel in each relevant jurisdiction (and, if reasonably necessary, one special counsel) for all of the Lenders taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel for each affected Lender) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Terex or any of its Affiliates or shareholders, or (iv) any actual or alleged presence, Release or threat of Release of Hazardous Materials on any Properties, or any Environmental Claim related in any way to any

Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or wilful misconduct of such Indemnitee or (y) any dispute solely among Indemnitees and not arising out of any act or omission of Terex or any of its Affiliates (other than any proceeding against any Indemnitee solely in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender, Lead Arranger or any similar role with respect to the credit facilities provided for herein). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(c)    To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(d)    The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or an Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
SECTION 9.06.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.28 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and Issuing Bank agrees to notify Terex and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.07.    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or an Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Except as expressly provided by Section 2.27 or 2.30 or in the other paragraphs of this Section 9.08, and subject to Section 9.19, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or, in the case of (i) the Financial Covenants and any related provisions hereof (solely as they relate to the Financial Covenants) or (ii) amendments or modifications to the definition of “Required Revolving Credit Lenders”, the Required Revolving Credit Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees or any other amount due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the sharing provisions of Section 2.18, the provisions of Section 9.04(i), the provisions of this

Section 9.08, or release Terex as a Guarantor, all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC, or (vi) reduce the percentage contained in the definition of the term “Required Lenders”, or impose additional material restrictions on the ability of the Lenders to assign their rights and obligations under the Loan Documents, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank, the Australian Fronting Lender or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank, the Australian Fronting Lender or such Swingline Lender, as applicable. Notwithstanding the foregoing, with the consent of Terex, each applicable Borrower, each applicable Guarantor and the Accepting Lenders, this Agreement (including Section 2.17) may be amended to the extent expressly contemplated by Section 2.30. For the avoidance of doubt, but subject to Section 9.19, no Secured Party shall have any voting rights under this Agreement or any other Loan Document in its capacity as an Additional L/C Issuing Bank or Contract Loan Revolving Lender.
(c)    The Administrative Agent and the Borrowers may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.
(d)    Notwithstanding any other provision contained in this Section 9.08 or elsewhere in this Agreement, (i) the Borrowers and the Administrative Agent agree to execute all such amendments to this Agreement as shall be requested in accordance with the provisions of the Fee Letter to give effect to the exercise of rights granted to the Lead Arrangers under the Fee Letter, including the right to cause additional institutions to become Lenders hereunder with such titles as the Lead Arrangers may designate and to effect such changes to the terms of this Agreement as the Lead Arrangers shall have the right to implement under the terms of the Fee Letter, and (ii) each Lender agrees that any amendment referred to in the preceding clause (i) that shall not adversely affect the rights or benefits to which the Lenders are entitled hereunder shall be effective if executed by the Borrowers and the Administrative Agent without the consent of any other person. The Administrative Agent shall promptly make available to each Lender a copy of each amendment entered into under this paragraph.
SECTION 9.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C

Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.10.    Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, the respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees (as defined in Section 9.05(b)) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.    Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.
(b)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01; provided, however, that each Subsidiary Borrower hereby appoints Terex, 200 Nyala Farm Road, Westport, CT 06880 (Attention of General Counsel), as its agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.16.    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)    The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Loan Parties contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.17.    Confidentiality. The Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, Affiliates and representatives, including accountants, legal counsel and other advisors, and numbering, administration and settlement service providers, as need to know such Information, (b) to the extent requested by any regulatory authority (provided such authority shall be advised of the confidential nature of the Information), (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents, (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty (or its Affiliates) is not a competitor of Terex or any of its Subsidiaries and agrees to be bound by the provisions of this Section 9.17 or substantially similar confidentiality undertakings), (f) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or the Collateral Agent on a non-confidential basis from a source other than any Borrower or (h) to the extent such disclosure is permitted pursuant to, and made in accordance with the terms of, Section 9.04(g). For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender based on any of the foregoing) that are received from any Borrower or any of its Subsidiaries and related to any Borrower or any of its Subsidiaries, any shareholder of any Borrower or any of its Subsidiaries or any employee, customer or supplier of any Borrower or any of its Subsidiaries, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure thereto by any Borrower or any of its Subsidiaries, and which are in the case of Information provided after the Closing Date, either financial information or clearly identified at the time of delivery as confidential. The provisions of this Section 9.17 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.
SECTION 9.18.    European Monetary Union. If, as a result of the implementation of European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in Euro and the amount so payable shall be determined by translating the amount payable in such currency to Euro at the exchange rate recognized by the European Central Bank for the purpose of integrating such currency into the Euro, or (b) any currency and the Euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in Euro and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in Euro (in an amount determined as set forth in clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency. Each Borrower agrees, at the request of the Required Lenders, at the time of or at any time following the integration of any additional currency into the Euro, to enter into an agreement amending this Agreement in such manner as the Required Lenders shall reasonably request in order to avoid any unfair burden or disadvantage resulting therefrom and to place the parties hereto in the position they would have been in had such integration not occurred, the intent being that neither party will be adversely affected economically as a result of such integration and that reasonable provisions may be adopted to govern the borrowing, maintenance and repayment of Loans denominated in any Alternative Currency after the occurrence of the event or events described in clause (a) or (b) of the preceding sentence.
SECTION 9.19.    Rights of Additional L/C Issuing Banks and Contract Loan Revolving Lenders. Without the consent of each Additional L/C Issuing Bank or each Revolving Credit Lender that has an outstanding Contract Loan Commitment or Contract Loan (each such Revolving Credit Lender, a “Contract Loan Revolving Lender”), the Borrowers and the Lenders shall not enter into, consent to or approve of any amendment, modification or waiver of any provision of this Agreement or any other Loan Document if, as a result of such amendment, waiver or modification, (a) any Additional L/C Issuing Bank or Contract Loan Revolving Lender, as applicable, would no longer be entitled to its ratable share in the benefits of the Collateral, (b) all or substantially all of the Collateral would be released or (c) all or substantially all of the value of the Guarantees under the Loan Documents would be released, and any such attempted amendment, modification or waiver shall be null and void. Each Additional L/C Issuing Bank and each Contract Loan Revolving Lender shall be entitled to enforce the provisions of this Section 9.19 and shall be deemed to have issued Additional Letters of Credit or made Contract Loans, as applicable, in reliance on this Section 9.19. Notwithstanding the foregoing, for the avoidance of doubt, no Additional L/C Issuing Bank or, except as provided in the definition of Required Lenders, Contract Loan Revolving Lender shall have any right to notice of any action or, subject to the first sentence of this Section 9.19, to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender.

SECTION 9.20.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, Lead Arranger and Lender is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other person, and (ii) no Agent, Lead Arranger or Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates and no Agent, Lead Arranger or Lender has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
SECTION 9.21.    USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name and address of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each Subsidiary Guarantor in accordance with the USA PATRIOT Act.
SECTION 9.22.    Additional Borrowers. Terex may designate any of its wholly owned Subsidiaries that is a Restricted Subsidiary as a Borrower under any Class of Revolving Credit Commitments; provided that (i) Terex shall provide the Administrative Agent and the Revolving Credit Lenders of the applicable Class at least five Business Days’ notice of the designation of a new Subsidiary Borrower, (ii) the Administrative Agent, in consultation with the applicable Lenders, shall be reasonably satisfied that the applicable Lenders may make loans and other extensions of credit to such person in the applicable currency or currencies in such person’s jurisdiction in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense, (iii) any designation as a Borrower (A) of a Subsidiary which is not a Domestic Subsidiary or (B) of a Subsidiary which is not organized in the same jurisdiction as an existing Borrower shall be subject to the prior written consent of each Multicurrency Revolving Credit Lender (not to be unreasonably withheld or delayed) and (iv) Terex and such Restricted Subsidiary shall have delivered to the Administrative Agent such corporate documentation (including all applicable “know your customer” documentation), charter documents, by-laws, resolutions and legal opinions (in each case, consistent with those provided or required to be provided by Terex under Section 4.01 on the Closing Date, modified as appropriate for the jurisdiction in question or otherwise as may be agreed to by the Administrative Agent. For purposes of clause (i) of the preceding sentence, absent a Change in Law affecting any such Subsidiary, the “Subsidiary Borrowers” under, and as defined in, the Existing Credit Agreement as of the Closing Date shall be deemed to be acceptable as borrowers hereunder with respect to any similar facilities hereunder. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement executed by such a wholly owned Subsidiary and Terex, and the documentation referred to in the preceding sentence, such wholly owned Subsidiary shall be a Subsidiary Borrower and a party to this Agreement. A Subsidiary shall cease to be a Subsidiary Borrower hereunder at such time as no Loans, Fees or any other amounts due in connection therewith pursuant to the terms hereof in respect of such Subsidiary shall be outstanding, no Letters of Credit issued for the account of such Subsidiary shall be outstanding and such Subsidiary and Terex shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination; provided that, notwithstanding anything herein to the contrary, no Subsidiary shall cease to be a Subsidiary Borrower solely because it no longer is a wholly owned Subsidiary.
SECTION 9.23.    Several Obligations. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the obligations of the Borrowers hereunder to pay the principal of and interest on the Loans are several and not joint and, except as provided in the Guarantee and Collateral Agreement or the North Atlantic Guarantee Agreement, as applicable, (a) each Borrower shall only be liable with respect to the payment of the principal of and interest on the Loans made to such Borrower and (b) only Terex shall be liable to pay the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees, the Issuing Bank Fees and the Upfront Fees.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TEREX CORPORATION,
by

Name:
Title:

NEW TEREX HOLDINGS UK LIMITED,
by

Name:
Title:

TEREX INTERNATIONAL FINANCIAL SERVICES COMPANY,
by

Name:
Title:

TEREX AUSTRALIA PTY LTD, (ACN 010 671 048)
by

Name:
Title: Director

by

Name:
Title: Company Secretary

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and Lender,
by

Name:
Title:

by

Name:
Title:

CREDIT SUISSE AG, SYDNEY BRANCH, as Australian Fronting Lender,
by

Name:
Title:

by

Name:
Title:

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF THE DATE FIRST ABOVE WRITTEN.

NAME OF LENDER:
by

Name:
Title:

by

Name:
Title: